UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

BENCHMARK ELECTRONICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing:

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No:

	(3)	Filing Party:

	(4)	Date Filed:

Benchmark electronics

Notice of Annual Meeting and Proxy Statement 2019

BENCHMARK ELECTRONICS, INC.

56 South Rockford Drive

Tempe, Arizona 85281

NOTICE OF 2019 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON WEDNESDAY, MAY 15, 2019

Date and Time: Wednesday, May 15, 2019 Time: 8:00 a.m. MST Location: Benchmark Electronics, Inc. 56 South Rockford Drive Tempe, Arizona 85281

AGENDA:

1.  to elect eight directors to serve on the Board of Directors until the 2020 annual meeting of shareholders and until their successors are duly elected and qualified;

2.  to approve the compensation of the Company’s named executive officers;

3.  to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019; and

4.  to approve the Benchmark Electronics, Inc. 2019 Omnibus Incentive Compensation Plan (the “2019 Plan”)

5.  to transact such other business as may properly come before the meeting or any adjournment thereof.

RECORD DATE

Shareholders of record of Benchmark Electronics, Inc. (the “Company”) at the close of business on March 19, 2019 are entitled to notice of and to vote at the meeting and any adjournment thereof. You are cordially invited to attend the meeting.

By order of the Board of Directors,

  /s/ Stephen J. Beaver

Stephen J. Beaver

Secretary

Tempe, Arizona

April 2, 2019

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the meeting, please act promptly to vote your shares. You may vote in person or by using a proxy as follows:

By internet:	By Telephone:	By Mail:
Go to www.proxyvote.com. Please have the Notice of Internet Availability of Proxy Materials (the “Notice”) we sent to you in hand because it has your personal control number(s) needed for your vote.	Call 1-800-690-6903 on a touch-tone phone. Please have the Notice we sent to you in hand because it has your personal control number(s) needed for your vote.	Please request written materials as provided in the Notice; then complete, sign and date the proxy card and return it to the address indicated thereon.

Your proxy is revocable at any time before it is voted at the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 15, 2019:

THE PROXY MATERIALS FOR THE ANNUAL MEETING, INCLUDING THIS PROXY STATEMENT AND THE COMPANY’S 2018 ANNUAL REPORT TO SHAREHOLDERS, ARE AVAILABLE AT WWW.BENCH.COM UNDER “INVESTORS” OR AS PROVIDED IN THE NOTICE.

Benchmark Electronics, Inc. • 2019 Proxy Statement	i

BENCHMARK ELECTRONICS, INC.

56 South Rockford Drive

Tempe, AZ 85281

(623) 300-7000

April 2, 2019

PROXY STATEMENT FOR 2019 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON WEDNESDAY, MAY 15, 2019

INTRODUCTION

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for use at the Company’s 2019 annual meeting of shareholders to be held on Wednesday, May 15, 2019 beginning at 8:00 a.m. MST, and any adjournment thereof (the “Meeting”) for the purposes set forth in this Proxy Statement.

Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), we are making this Proxy Statement and our 2018 Annual Report to Shareholders available to shareholders electronically on the Internet. On or about April 2, 2019, we began mailing a Notice of Internet Availability of Proxy Materials (“Notice”) to our shareholders with instructions on how to access the proxy materials online or request a printed copy of the materials. We believe this electronic process will expedite your receipt of the proxy materials and reduce the cost and environmental impact of the Meeting.

Proxies

Proxies properly submitted by internet, telephone or otherwise properly executed and received by the Company before or at the Meeting and not revoked will be voted in accordance with the directions set forth therein. If no direction is made, a proxy that is properly submitted and received by the Company and not revoked will be voted:

•	FOR the election of all nominees for director named herein to serve on the Board until the 2020 annual meeting of shareholders and until their successors are duly elected and qualified,

•	FOR the resolution approving the named executive officer compensation (“Say-on-Pay”) for 2018 as disclosed in this Proxy Statement; and

•	FOR the ratification of the appointment of KPMG LLP (“KPMG”) as the independent registered public accounting firm of the Company for the year ending December 31, 2019.

•	FOR the approval of the 2019 plan

The proxy also confers on the persons named therein discretionary authority to vote with respect to any other matter that properly comes before the Meeting.

Proxies may be revoked by written notice received by the Company’s Secretary at any time before they are voted at the Meeting by delivering a signed notice of revocation to the Secretary, or a later dated signed proxy, or by attending the Meeting and voting in person by ballot.

Shareholders Entitled to Vote

Shareholders of record at the close of business on March 19, 2019 (“Record Date”) are entitled to notice of and to vote at the Meeting. As of March 19, 2019, there were 40,294,492 shares of common stock, $0.10 par value per share (“Common Shares”), issued, outstanding and entitled to vote at the Meeting. Each Common Share is entitled to one vote on all matters that may properly come before the Meeting. However, shares held at your broker, bank or other nominee for which you do not submit voting instructions will not be voted and will be deemed not entitled to vote with regard to certain proposals.

Benchmark Electronics, Inc. • 2019 Proxy Statement	1

INTRODUCTION

How to Vote If You Are a Registered Holder of Common Stock

If you are a registered holder of shares, you may vote them either by proxy as set forth in the Notice and/or proxy card in advance of the Meeting or by voting in person at the Meeting. By submitting a proxy, you are legally authorizing another person to vote your shares on your behalf.

Attending the Meeting

Only holders of our Common Shares as of the close of business on the Record Date, which was March 19, 2019, or their duly appointed proxies, may attend the Meeting. If you hold your shares through a broker, bank or other nominee, you will be required to show the Notice or voting instructions form you received from your broker, bank or other nominee or a copy of a statement (such as a brokerage statement) from your broker, bank or other nominee reflecting your stock ownership as of the Record Date in order to be admitted to the Meeting. All attendees must bring a government-issued photo ID to gain admission to the Meeting. Please note that recording devices, photographic equipment, large bags and packages will not be permitted in the meeting room.

How to Vote If You Hold Your Shares in “Street Name”

Most shareholders do not have their shares registered directly with the Company in their name; instead their shares are held in their brokerage account or by a bank or other custodian who votes the shares according to the instructions submitted to them by the beneficial owner of the shares. If you do not submit voting instructions to your broker, bank or other nominee, they will not be permitted to vote your shares on any proposal, unless the proposal constitutes a “discretionary” item and your broker, bank or other nominee is a member of the New York Stock Exchange (“NYSE”) and permitted by NYSE rules to vote on “discretionary” items, such as the ratification of the Company’s independent registered public accounting firm. The election of directors, the Say-on-Pay vote and the approval of the 2019 plan are “nondiscretionary” items. Without your instructions, your shares may be represented at the Meeting, but as to nondiscretionary items, they may not be voted, resulting in “broker non-votes” on those items. Because they cannot be voted on those matters, they are not deemed to be “entitled to vote” on those matters and will not be included in the calculation of voting results for those matters (neither in the numerator nor the denominator).

Accordingly, we urge you to promptly give instructions to your broker to vote FOR each of the proposals contained in this Proxy Statement by using the voting instruction card provided to you by the custodian. Please note that if you intend to vote your street name shares in person at the Meeting, you must obtain a “legal proxy” from your broker, bank or other nominee and present it at the Meeting.

Quorum, Voting Requirements and Other Matters

The presence at the Meeting, in person or represented by proxy, of the holders of a majority of the outstanding Common Shares is necessary to constitute a quorum for the conduct of business. Common Shares represented by a proxy that is properly submitted by internet or telephone, or otherwise properly completed, signed and returned, will be counted as present at the Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as withholding authority, casting a vote or abstaining or lacks instructions as to any “discretionary” item.

All matters specified in the notice of the Meeting require the approval of the affirmative vote of a majority of the outstanding Common Shares entitled to vote and present, in person or represented by proxy, at the Meeting. An abstention on any matter, or withholding authority to vote with respect to the election of directors, will have the effect of a vote against the proposal. Proxies granted by shareholders holding their shares in “street name” to their broker, board or other nominee and left uninstructed with respect to any “nondiscretionary” items are deemed to be not “entitled to vote” on those items, as “broker non-votes”, and will not be included in the calculation of voting results for those matters (either in the numerator or the denominator).

An Inspector of Election appointed by the Company will tabulate votes at the Meeting.

The Board is not aware of any matters to come before the Meeting other than those referred to in this Proxy Statement. If any other matter properly comes before the Meeting, the proxies will be voted in accordance with the discretion of the person or persons voting the proxies.

Voting Results

The preliminary voting results may be announced at the Meeting. The final voting results will be announced in a Current Report on Form 8-K filed with the SEC within four business days after the Meeting.

2	Benchmark Electronics, Inc. • 2019 Proxy Statement

PROPOSAL 1 — ELECTION OF DIRECTORS

Nominees for Election

The following table sets forth information with respect to each nominee for election as a director of the Company nominated by the Board. Each nominee was proposed to the Board for election by its Nominating/Governance Committee, and the Board determined to nominate these candidates for election by the shareholders at the Meeting. The Board has reviewed the qualifications of each nominee and has determined that, other than Mr. Benck, each satisfies the (i) independence standards promulgated by the NYSE and applicable regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) “non-employee director” standards set forth in such regulations, and (iii) “outside director” requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable regulations. The information as to age, principal occupation and directorships has been furnished by the nominees.

✓	The Board unanimously recommends a vote FOR the election of each of the following nominees.

Name	Age	Principal Occupation	Director Since
David W. Scheible	62	Chairman of the Board of the Company, Retired Chairman and Chief Executive Officer of Graphic Packaging Holding Company, Current Operating Advisor to the funds of Clayton, Dubilier & Rice	2011
Bruce A. Carlson	69	Retired General, United States Air Force	2017
Douglas G. Duncan	68	Retired President and Chief Executive Officer of FedEx Freight Corporation	2006
Robert K. Gifford	61	President and Chief Operating Officer of BeachBody LLC	2016
Kenneth T. Lamneck	64	President and Chief Executive Officer of Insight Enterprises, Inc.	2013
Jeffrey S. McCreary	62	Former Interim President and Chief Executive Officer of Isola Group	2016
Merilee Raines	63	Retired Chief Financial Officer of IDEXX Laboratories, Inc.	2018
Jeffrey W. Benck	53	President and Chief Executive Officer of the Company	2019

Board Tenure, Skills and Qualifications

TENURE

SKILLS AND QUALIFICATIONS

Executive Leadership

8 of 8 Directors

International Operations

6 of 8 Directors

Corporate Strategy

7 of 8 Directors

Finance

4 of 8 Directors

Technology

4 of 8 Directors

Benchmark Electronics, Inc. • 2019 Proxy Statement	3

PROPOSAL 1 — ELECTION OF DIRECTORS

DAVID W. SCHEIBLE Age: 62 Director Since: 2011 Committees: • Compensation • Nominating/Governance

Biographical Information

David W. Scheible has been a director of the Company since 2011 and has served as non-executive Chairman of the Board since March 2016. He serves on the Compensation and the Nominating/Governance Committees. Since June 2016, he has been an Operating Advisor to the funds of Clayton, Dubilier & Rice, a private investment firm. From 1998 to December 2015, Mr. Scheible held increasingly senior-level executive roles at Graphic Packaging Holding Company, a global manufacturer of custom packaging, paperboard, laminations and coatings, systems and machinery and provider of contract packaging services to multinational companies. He served as its Chairman of the Board (May 2013-May 2016), Chief Executive Officer (2007-December 2015), and previously as Chief Operating Officer and Executive Vice President of Commercial Operations. From 1986 to 1998, he was an executive with Avery Dennison Corporation, a global manufacturer of self-adhesive products, office products and specialized label systems. Mr. Scheible received an MBA in Finance and a Bachelor of Science in Biochemistry from Purdue University.

Qualifications

With his experience as chairman, chief executive officer and as a senior executive of global manufacturing, including contract manufacturing, companies over his 30-year career, Mr. Scheible brings highly relevant leadership skills and international operations expertise to the Board.

BRUCE A. CARLSON Age: 69 Director Since: 2017 Committees: • Audit • Nominating/Governance

Biographical Information

Bruce A. Carlson has been a director of the Company since 2017 and is a member of the Audit and the Nominating/Governance Committees. He retired as an Air Force General in 2009 after 37 years of service. During his final Air Force assignment, he commanded Air Force Materiel Command at Wright-Patterson AFB, Ohio from 2005 to 2008. He also served as Commander, Eighth Air Force at Barksdale AFB, Louisiana from 2003 to 2005; Director for Force Structure, Resources and Assessment (J-8) for the Joint Staff from 2000 to 2003; Director of Operational Requirements at U.S. Air Force Headquarters from 1996 to 2000; and Commander, 49th Fighter Wing (the Air Force’s first stealth fighter wing) at Holloman AFB, New Mexico from 1995 to 1996. Following his Air Force career, Mr. Carlson served as the 17th Director of the National Reconnaissance Office from 2009 to 2012. Mr. Carlson has been Chairman of the Space Dynamics Laboratory’s Guidance Council since 2013 and has served as an advisor on space activities to the Johns Hopkins University’s Applied Physics Lab since June 2016. In addition, he serves as the Chairman of the Utah State Research Foundation Board of Trustees. Mr. Carlson received a BA in Accounting from the University of Minnesota, Duluth, and an MA in Business Management from Webster University.

Qualifications

Mr. Carlson brings industry specific expertise within the aerospace and defense sector, and through his service as Commander and Joint Staff Director, provides experience in executive management, logistics and leadership of large organizations

4	Benchmark Electronics, Inc. • 2019 Proxy Statement

PROPOSAL 1 — ELECTION OF DIRECTORS

DOUGLAS G. DUNCAN Age: 68 Director Since: 2006 Committees: • Audit • Nominating/Governance (Chair)

Biographical Information

Douglas G. Duncan has been a director of the Company since 2006, is a member of the Audit Committee and chairs the Nominating/Governance Committee. He is the retired President and Chief Executive Officer of FedEx Freight Corporation, a provider of regional and interregional less-than-truckload freight services. He was founding CEO of this stand-alone, wholly owned subsidiary corporation of FedEx Corporation and served in that capacity from 2001 to 2010. He also served on the Strategic Management Committee of FedEx Corporation. Before the formation of FedEx Freight, Mr. Duncan served as President and Chief Executive Officer of Viking Freight. Mr. Duncan has also held management positions in operations, sales and marketing with Caliber System and Roadway Express. He served on the Executive Committee of the American Trucking Associations and as Chairman of the American Transportation Research Institute. He graduated from Christopher Newport University, where he served on the Board of Visitors. He also serves on the board of directors of J.B. Hunt Transport Services, Inc.

Qualifications

Mr. Duncan brings to the Board not only his experience as a chief executive officer, but also his skills and insight into operational logistics, which he developed over the course of his 30-year career in the transportation industry. His ability to develop and execute corporate strategy at an organizational level is evidenced by his leadership as President and Chief Executive Officer at FedEx Freight.

ROBERT K. GIFFORD Age: 61 Director Since: 2016 Committees: • Nominating/Governance • Compensation (Chair)

Biographical Information

Robert K. Gifford has been a director of the Company since 2016, is a member of the Nominating/Governance Committee and chairs the Compensation Committee. Since March 2017, he has served as the President and Chief Operating Officer of BeachBody LLC, a fitness company. From June 2016-February 2017, he was the Head of Operations and Quality for the Ultrasound Division of Siemens Healthineers, a medical technology company. From 2010 to June 2015, he held increasingly senior roles at Ingram Micro Inc., a global technology distributor and technology sales, marketing and logistics company, most recently serving as Senior Executive Vice President and President of Supply Chain Solutions and previously as Executive Vice President of Global Logistics. Mr. Gifford also previously served as Senior Vice President of Global Supply Chain at Ecolab Inc., a provider of cleaning and sanitizing products to healthcare and food and beverage industries worldwide, and as Vice President of its North America Chemical Supply Chain & Global Equipment Supply Chain. Prior to that, Mr. Gifford progressed from early management roles beginning in 1996 at Compaq Computer Corporation prior to its acquisition by Hewlett-Packard Company (n/k/a HP Inc.), to serving as Vice President of Worldwide Logistics and Program Manager of HP, Inc. He received his MBA from Texas A&M University in 2006 and his BS in Manufacturing Management from San Jose State University in 1996.

Qualifications

Mr. Gifford brings to the Board his experience and expertise leading global supply chain systems for Fortune 100 companies in the technology industry.

Benchmark Electronics, Inc. • 2019 Proxy Statement	5

PROPOSAL 1 — ELECTION OF DIRECTORS

KENNETH T. LAMNECK Age: 64 Director Since: 2013 Committees: • Audit (Chair) • Nominating/Governance

Biographical Information

Kenneth T. Lamneck has been a director of the Company since 2013, chairs the Audit Committee and is a member of the Nominating/Governance Committee. Since 2010, he has been the President and Chief Executive Officer of Insight Enterprises, Inc., a global provider of information technology hardware, software and service solutions to businesses and public sector clients in over 190 countries. He also serves as a director of Insight. From 2004 to 2009, he was President, the Americas, at Tech Data Corporation, a wholesale distributor of technology products, where he led operations in the United States, Canada and Latin America. From 1996 to 2003, he held various executive management positions at Arrow Electronics, including President of Arrow/Richey Electronics and President of Arrow’s Industrial Computer Products business. Following five years of service in the United States Army, he began his civilian career at IBM as an engineer. Mr. Lamneck received an MBA from the University of Texas at El Paso and a Bachelor of Science from the United States Military Academy at West Point.

Qualifications

Mr. Lamneck’s wide-ranging industry experience over 30 years, both as a chief executive officer of a global technology provider and in other leadership roles at multiple global hardware, software and services companies, enables him to bring to the Board a strong international operations background and a depth of understanding into the operation and management of companies in the technology industry.

JEFFREY S. MCCREARY Age: 62 Director Since: 2016 Committees: • Nominating/Governance • Compensation

Biographical Information

Jeffrey S. McCreary has been a director of the Company since 2016 and serves on the Nominating/Governance and Compensation Committees. He served as a member of the board of directors (2006-2017) of Isola Group, a leading global material sciences company that designs, develops, manufactures and markets laminate materials used to fabricate advanced multilayer printed circuit boards, and for the period of August 2015 to January 2016 served as its Interim President and CEO. Mr. McCreary also served as a director and Interim President and Chief Executive Officer of Integrated Device Technology, Inc., which develops system-level solutions that optimize customers’ applications. In addition, he previously served as a director of MIPS Technologies, Inc., a leading provider of industry-standard processor architectures and cores for digital home, networking and mobile applications, and as a director of the Gennum Corporation, a provider of semiconductor solutions and intellectual property cores. Mr. McCreary is a former Senior Vice President at Texas Instruments, where he also served as Manager of Worldwide Sales and Marketing and in a number of other executive positions, including General Manager of Advanced Logic Products and General Manager of Worldwide Military Semiconductors. He is an NACD Board Leadership Fellow and received a B.S. in Electrical Engineering from the Rose-Hulman Institute of Technology in 1979 and an Honorary Doctorate of Engineering from Rose-Hulman in 2004.

Qualifications

Mr. McCreary brings to the Board his technology expertise, together with his experience as an executive and director of technology companies.

6	Benchmark Electronics, Inc. • 2019 Proxy Statement

PROPOSAL 1 — ELECTION OF DIRECTORS

MERILEE RAINES Age: 63 Director Since: 2018 Committees: • Audit • Nominating/Governance

Biographical Information

Merilee Raines has been a director of the Company since May 2018 and serves on the Audit and Nominating/Governance Committees. She served as Chief Financial Officer of IDEXX Laboratories, Inc. from October 2003 until her retirement in May 2013. Ms. Raines also served as Executive Vice President of IDEXX from July 2012 until her retirement in May 2013. Over her 28 year career with IDEXX, Ms. Raines held several management positions, including Corporate Vice President of Finance, Vice President and Treasurer of Finance, Director of Finance, and Controller. IDEXX Laboratories develops, manufactures and distributes diagnostic and information technology based products and services for companion animal, livestock, poultry, water quality and food safety, and human point-of-care diagnostics. Ms. Raines has served as a member of the Board of Watts Water Technologies since 2011, a global manufacturer of products & systems that control, conserve and improve the quality of water in the residential and commercial markets. Since 2014, she has also served as a member of the Board of Aratana Therapeutics, a biopharmaceutical company focused on licensing, developing and commercializing of products for the pet companion market. Ms. Raines earned a bachelor’s degree in mathematics from Bowdoin College and an M.B.A. from the University of Chicago.

Qualifications

Ms. Raines brings to the Board her extensive financial expertise and experience as an executive and director of public companies.

JEFFREY W. BENCK Age: 53 Director Since: 2019 Committees: • Company’s President • Chief Executive Officer

Biographical Information

Jeffrey W. Benck has been a director of the Company since March 18, 2019 and serves as the Company’s President and Chief Executive Officer. Prior to joining the Company, Mr. Benck served as President, Chief Executive Officer and a director of Lantronix Inc., a global provider of secure data access and management solutions for Internet of Things (IoT) assets, from December 2015 to March 8, 2019. Prior to joining Lantronix, Mr. Benck served as President and Chief Executive Officer of Emulex Corporation, a global supplier of advanced networking, monitoring and management solutions from July 2013 until Emulex was acquired by Avago Technologies in May 2015. He joined Emulex in May 2008 as Executive Vice President and Chief Operating Officer and was subsequently appointed to President and Chief Operating Officer in August 2010. Prior to joining Emulex, Mr. Benck was President and Chief Operating Officer of QLogic Corporation, a supplier of storage networking solutions. Prior to that, Mr. Benck worked for International Business Machines (IBM) Corporation, a global leader in information technology and services, for 18 years, in his last role serving as Vice President of xSeries BladeCenter and Retail Store Solutions development. He also served as a director of NetList, Inc. from June 2016 until August 2018 Mr. Benck holds a Master of Science degree in Management of Technology from University of Miami and a Bachelor of Science degree in Mechanical Engineering from Rochester Institute of Technology.

Qualifications

Mr. Benck brings to the Board his technology expertise, together with his experience as an executive and director of technology companies.

Benchmark Electronics, Inc. • 2019 Proxy Statement	7

PROPOSAL 1 — ELECTION OF DIRECTORS

The officers of the Company are elected by, and serve at the discretion of, the Board.

Election Procedures; Term

Directors will be elected by the affirmative vote of the holders of a majority of the outstanding Common Shares entitled to vote and present, in person or represented by proxy, at the Meeting. Unless authority to vote for the election of directors is withheld as to any or all of the nominees, all Common Shares represented by proxy will be voted for the election of the nominees. If the authority to vote for the election of directors is withheld as to any but not all of the nominees, all Common Shares represented by any such proxy will be voted for the election of the nominees as to whom such authority is not withheld. If a nominee becomes unavailable to serve for any reason before the election, the shares represented by proxy will be voted for such other person, if any, as may be designated by the Board. The Board, however, has no reason to believe that any nominee will be unavailable to serve as a director.

Upon completion of the Meeting, the Board will consist of eight members. The Board and Clay Williams have agreed that he will not be nominated for re-election in light of his desire to pursue other interests upon the expiration of his term. Any vacancy on the Board occurring after the election may be filled (1) by election at any annual or special meeting of the shareholders called for that purpose, or (2) by a majority of the remaining directors. A director elected to fill a vacancy will be elected for the unexpired portion of the term of his or her predecessor.

All directors will be elected to serve until the 2020 annual meeting of shareholders and until their successors are duly elected and qualified.

Cooperation Agreement with Engaged Capital

On February 25, 2019, the Company entered into a cooperation agreement (the “Agreement”) with Engaged Capital, LLC, Glenn W. Welling, Engaged Capital Flagship Master Fund LP, Engaged Capital Flagship Fund, LP, Engaged Capital Flagship Fund, Ltd. and Engaged Capital Holdings, LLC (collectively, “Engaged Capital”). Pursuant to the Agreement, Engaged Capital may notify the Company during the thirty (30) day period following the Company’s quarterly earnings announcement for each fiscal quarter ending after the Meeting and from January 1, 2020 until the date which is fifteen (15) days before the advance notice deadline for the Company’s 2020 annual meeting of shareholders of its request that the Board appoint Glenn W. Welling to the Board. No current members of the Board will be required to resign from the Board. Following Engaged Capital’s proper written notice, the Company will appoint Mr. Welling to the Board following Its good faith determination of Mr. Welling’s independence and that his appointment would not conflict with the Company’s Corporate Governance Guidelines.

Pursuant to the Agreement, Engaged Capital has withdrawn the nominations of Mr. Welling, Joseph V. Lash and Tonia Pankopf for election to the Board at the Meeting. In addition, under the terms of the Agreement, Engaged Capital has agreed to vote all of Its Common Shares in favor of the Company’s nominees at the Meeting and has agreed to other customary standstill and voting provisions. A copy of the Agreement was filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on February 26, 2019.

✓	The Board of Directors recommends a vote FOR the election of each of the nominees to the Board of Directors.

8	Benchmark Electronics, Inc. • 2019 Proxy Statement

PROPOSAL 1 — ELECTION OF DIRECTORS

Executive Officers

The executive officers of the Company are Jeffrey W. Benck, Roop K. Lakkaraju, Michael D. Buseman, Scott M. Hicar, Jan M. Janick, Lisa K. Weeks and Stephen J. Beaver. See “Election of Directors — Nominees for Election” for information regarding Mr. Benck’s age, Company service and business experience.

ROOP K. LAKKARAJU | Executive Vice President and Chief Financial Officer

Roop K. Lakkaraju, 48, has been Executive Vice President and Chief Financial Officer since January 2018. From February 2017 to January 2018, he served as Chief Financial Officer of Maana, Inc., an enterprise software company that has pioneered an Artificial Intelligence-driven knowledge platform. From October 2013 to February 2017, he served as Chief Operating Officer and Chief Financial Officer of Support.com (NASDAQ:SPRT), a provider of cloud-based software and services for technology support. From July 2011 to October 2013, he was Chief Financial Officer of Quantros, Inc., a provider of enterprise SaaS-based solutions and information services that advance healthcare quality and safety performance. Prior to that he held senior financial and operational roles at 2Wire, Solectron Corporation (NYSE:SLR), and Safeguard Scientifics (NYSE:SFE). He began his career in 1993 as an auditor with Grant Thornton before joining PricewaterhouseCoopers in their Audit and Business Advisory Services. Mr. Lakkaraju holds a B.S. in Business Administration from San Jose State University.

MICHAEL D. BUSEMAN | Executive Vice President of Global Operations

Michael D. Buseman, 57, has been Executive Vice President of Global Operations since July 2017. He served as Chief Global Logistics and Operations Officer of Avnet, Inc., a global electronics components company, from November 2013 to July 2017. From 2007 until November 2013, he was Executive Vice President of Global Manufacturing Operations of Plexus Corp., an electronics manufacturing services provider, having served as its Vice President of Global Technology, Quality and Facilities since 2006. Mr. Buseman previously served as Vice President and General Manager of Operations of Celestica, Inc., as well as its Director, Operations, Engineering, and Technology. He began his career in 1983 with Unisys, Inc., holding positions of increasing responsibility, including Principal Process Engineer and Director of Advanced Design Manufacturing Services. Mr. Buseman holds a BS in Mechanical Engineering from South Dakota State University and an MBA from the University of St. Thomas, Minnesota.

SCOTT M. HICAR | Vice President of Business Process Improvement and Chief Information Officer

Scott M. Hicar, 52, has been Vice President of Business Process Improvement and Chief Information Officer since September 2017. From 2015 to 2017 he worked for TwentyEighty, a corporate learning and performance management company focused on sales growth, leadership and strategy execution. From 2009 to 2015, he was Senior Vice President and Chief Information Officer (“CIO”) for DigitalGlobe, a public digital information products company focused on Aerospace and Defense. Prior to that, from 2006 to 2008, Mr. Hicar was Senior Vice President and CIO at Solectron Corporation, an electronics manufacturing services provider. From 1997 to 2006, he served as CIO for Maxtor Corporation, a public provider of storage products. Mr. Hicar has more than 25 years of technology leadership experience in transformational roles, and previously held management positions in the Supply Chain/ERP practice at Price Waterhouse, as well as serving as an internal consultant to chemical, pharmaceutical, and agriculture businesses within ICI Americas. Mr. Hicar received his Bachelor’s degree in business administration, with a concentration in management information systems, from Ohio University.

JAN M. JANICK | Chief Technology Officer

Jan M. Janick, 60, has been with the Company since 2015. He has been Chief Technology Officer since January 2018; previously he served as Vice President, Global Engineering from 2015 to 2018. He joined the Company from IBM, a global technology company, where he served as Vice President Flash Systems and Technology from 2012 to 2015, Vice President Modular and Blades Server Development from 2009 to 2012 and Vice President Modular Server and Storage Development from 2006 to 2009. From 2005 to 2006, he served as Vice President Operations and Software Development for Lenovo. He earned both his Bachelor and Master of Science in electrical engineering from the University of Wisconsin-Madison.

LISA K. WEEKS | Vice President of Strategy and Investor Relations

Lisa K. Weeks, 51, has been Vice President of Strategy and Investor Relations since 2012. She joined the Company in August 1999 and during her tenure has held numerous leadership positions in account management, operations and business development. Prior to joining the Company in 1999, she worked for AVEX Electronics from 1997 to 1999 and for Teledyne Brown from 1989 to 1997. Ms. Weeks holds both a Bachelor’s degree in aerospace engineering from Auburn University and a Master’s degree in business administration from Vanderbilt University.

STEPHEN J. BEAVER | Vice President, General Counsel & Secretary

Stephen J. Beaver, 47, has served as Secretary, Vice President and General Counsel of the Company since August 2018. Prior to joining Benchmark, Mr. Beaver served as Senior Vice President and General Counsel for Aspect Software, Inc., an enterprise software company, from April 2013 to August 2018. Prior to Aspect, Mr. Beaver was with TPI Composites, Inc., where held the post of General Counsel and Corporate Secretary from September 2008 until April 2013. Prior to TPI Composites, Mr. Beaver was Vice President, General Counsel & Secretary for Swift Transportation Company, Inc. until September 2008. Earlier in his career, Mr. Beaver practiced in the areas of labor and employment law and commercial litigation at the international law firm of Bryan Cave LLP. Mr. Beaver received a Bachelor’s Degree in Communications from the University of Arizona, in 1993. He received a Juris Doctorate from Marquette University Law School, Milwaukee, Wisconsin, in 1998.

Benchmark Electronics, Inc. • 2019 Proxy Statement	9

PROPOSAL 1 — ELECTION OF DIRECTORS

Corporate Governance, Committee Charters, Shareholder Communications

The Company places integrity first and foremost, which has long been a part of our corporate identity. The Company’s practices reflect corporate governance compliant with existing standards of the NYSE and requirements of the SEC, as well as other best practices, including:

•	The Company’s Code of Conduct applies to all directors, officers and employees;

•	The Company has a system in place to encourage and facilitate confidential and anonymous reports of compliance concerns, including to the Audit Committee of the Board;

•	Executive officers are subject to a clawback policy relating to performance-based compensation earned during periods for which a financial restatement is required under SEC reporting rules;

•	Directors and executives are prohibited from pledging, hedging, selling short or otherwise engaging in speculative practices regarding the Company’s securities;

•	All of our directors are independent, except for Mr. Benck who serves as Chief Executive Officer (the “CEO”);

•	The independent directors meet regularly without the presence of management;

•	The Board operates under a set of published corporate governance guidelines;

•

Any director that does not receive the affirmative vote of the holders of a majority of the outstanding Common Shares entitled to vote in the election of directors and represented, in person or by proxy, at any meeting during which an uncontested election occurs must tender his or her resignation to the Board for its consideration in accordance with the corporate governance guidelines;

•	Three members of the Board’s Audit Committee qualify as “audit committee financial experts” as defined by the SEC;

•	KPMG, our independent registered public accounting firm, reports directly to the Audit Committee; and

•	The Company’s internal audit group reports directly to the Audit Committee periodically during the year.

The Board will continue to enhance the Company’s governance practices as value-enhancing new ideas and best practices emerge. You may access our current committee charters, Code of Conduct and Corporate Governance Guidelines, on our website at www.bench.com under “Investors—Corporate Governance,” or obtain copies by writing to the Corporate Secretary at Benchmark Electronics, Inc., 56 South Rockford Drive, Tempe, Arizona 85281.

Shareholders and other interested parties may send communications about bona fide issues or questions to the Board, the nonemployee directors as a group or to individual directors, in each case, care of Benchmark Electronics, Inc., 56 South Rockford Drive, Tempe, Arizona 85281.

Operation of Board of Directors and Committees, Attendance, Director Independence

We currently separate the Chairman of the Board and the CEO, who also serves as a member of the Board, to align the Chairman role with our independent Directors and to further enhance the independence of the Board from management. Our Chairman works closely with our CEO and General Counsel to set the agenda for meetings, facilitate information flow between the Board and management, and gain the benefit of the CEO’s Company-specific experience, knowledge, and expertise. The Board believes that this structure clarifies the individual roles and responsibilities of the CEO and the Chairman of the Board, streamlines decision making and promotes accountability in the management of the Company.

The Board is responsible for establishing broad corporate policies, approving the strategic direction, setting capital allocation plans, and monitoring the Company’s overall performance. The Board’s primary responsibility is to oversee management and, in so doing, promote the best interests of the Company and its shareholders. The Board oversees the succession of key management employees, and the selection and appointment of the CEO and, subject to shareholder election, directors. It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. It participates in decisions having a potential major economic impact on the Company. Management keeps the directors informed of Company activity through regular written and oral reports and through presentations at Board and committee meetings.

Directors are elected annually by the shareholders and hold office until their successors are duly elected and qualified. Our Amended and Restated Bylaws (the “Bylaws”) provide for a Board of Directors comprised of five to nine members as determined from time to time by the Board. The Board has set the number of current directors at nine, but will reduce the number of directors to eight at the end of Mr. Williams’ term following the Meeting. All current directors are nominees for election at the Meeting.

10	Benchmark Electronics, Inc. • 2019 Proxy Statement

PROPOSAL 1 — ELECTION OF DIRECTORS

NYSE rules require the Company to have a majority of independent directors. No director qualifies as independent under the rules unless the Board affirmatively determines they have no material relationship with the Company or its subsidiaries—directly, or as a partner, shareholder or officer of an organization that has a relationship with the Company. In evaluating each director’s independence, the Board considers the NYSE rules as well as all facts and circumstances deemed relevant. As of the date of this Proxy Statement, the Board has determined that each nominee, other than Mr. Benck, our President and CEO, is independent. The Board determined that no independent director had a material relationship with the Company or management, other than as a director or shareholder, and that none of the express disqualifications contained in the NYSE rules apply to any of them. In making this determination, the Board considered any relevant transaction, relationship and arrangement as required by the NYSE listing requirements.

The Board oversees an enterprise-wide approach to risk management. The Board seeks not only to understand the risks facing the Company and management’s approach to address them, but also actively decides on the levels of risk appropriate for the Company when designing and implementing its business strategy. In achieving this objective, the full Board participates in an annual enterprise risk assessment. In this process, risk is assessed throughout the business, focusing on six primary areas: financial, legal/compliance, operational/transactional, customer services/reputation, information technology/security and inherent (other) risks. In addition to reviewing risk with the full Board at least annually, the independent directors discuss risk management during non-management executive sessions led by the Chairman of the Board.

While the Board has the ultimate oversight responsibility for the risk management process, committees of the Board have also been entrusted with responsibility for risk management. In particular, the Audit Committee focuses on assessing and mitigating financial reporting risk, including internal controls, and receives an annual risk assessment report from the Company’s internal auditor and quarterly reports on identified risk areas. In setting compensation, the Compensation Committee also strives to create incentives that encourage a level of risk taking consistent with the Company’s business strategy.

The Board held six meetings during 2018. Each director attended at least 75% of the total meetings of the Board and committees on which they served during their tenure thereon. Mr. Tufano, who served as President and CEO and director of the Company prior to his retirement on March 18, 2019, did not vote in committee meetings or participate in portions of Compensation Committee meetings that determined, or Board meetings that ratified, his compensation. The nonemployee directors regularly meet in executive session without members of management present, including the CEO. These sessions are typically held either before or after the Board’s regularly scheduled Board and committee meetings. Additional executive sessions can be scheduled at the request of the nonemployee directors.

The Board has Audit, Compensation and Nominating/Governance Committees. Each of the committees operates under a written charter approved by the Board, which can be found on our website at www.bench.com under “Investors—Corporate Governance.” The members of these committees, and the number of committee meetings held in 2018, are as follows:

Director	Audit	Compensation	Nominating/Governance
David W. Scheible		▶	▶
Bruce A. Carlson	▶		▶
Douglas G. Duncan	▶		Chair
Robert K. Gifford		Chair	▶
Kenneth T. Lamneck	Chair		▶
Jeffrey S. McCreary		▶	▶
Merilee Raines	▶		▶
Clay C. Williams		▶	▶
Meetings held:	11	4	5

Role of Audit Committee

The principal function of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee (i) management’s conduct of the Company’s financial reporting process (including management’s development and maintenance of systems of internal accounting and financial controls), (ii) the integrity of the Company’s financial statements, (iii) the Company’s compliance with legal and regulatory requirements and ethical standards, (iv) the qualifications and independence of the Company’s outside auditors, and (v) the performance of the Company’s internal audit function and the outside auditors. The committee also prepares the Report of the Audit Committee required by the rules of the SEC and included later in this Proxy Statement. Additional information regarding the functions performed by

Benchmark Electronics, Inc. • 2019 Proxy Statement	11

PROPOSAL 1 — ELECTION OF DIRECTORS

the committee is set forth below in such report. The Board has determined that Mr. Lamneck, who chairs the committee, Ms. Raines and Mr. Duncan each qualify as “audit committee financial experts” under the rules of the SEC. An “audit committee financial expert” is defined as a person who has the following attributes: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues generally comparable to the breadth and complexity of issues that can reasonably be expected in the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions.

Role of Compensation Committee

The principal functions of the Compensation Committee are to (i) oversee the administration of the Company’s compensation plans, in particular the incentive compensation and equity-based plans (and, to the extent appropriate, plans of the Company’s subsidiaries), (ii) discharge the Board’s responsibilities relating to the compensation of the Company’s executives, (iii) review and make recommendations on director compensation, and (iv) prepare the annual report on executive compensation included later in this Proxy Statement. Additional information regarding the functions performed by the committee is set forth below in the “Role of Compensation Committee.”

Role of Nominating/Governance Committee

The principal functions of the Nominating/Governance Committee are to (i) identify individuals qualified to become Board members and recommend such individuals to the Board for nomination for election to the Board, (ii) make recommendations to the Board concerning committee appointments, (iii) develop, recommend and annually review corporate governance guidelines for the Company, (iv) oversee corporate governance matters, and (v) coordinate an annual evaluation of the Board, which includes an evaluation of each committee and each member of the Board.

To be considered by the Nominating/Governance Committee, a director nominee should have experience as a board member or senior executive of a public company or nationally recognized private company. In addition to these requirements, the committee will also evaluate whether the nominee’s skills are complementary to those of incumbent Board members and the Board’s needs for operational, management, financial, international, technological or other expertise. Although there is no specific policy on considering diversity, the Board and the committee believe that the Board membership should reflect diversity in its broadest sense, including geography, gender, ethnicity, viewpoint, education, skills and professional experience. The Nominating/Governance Committee has an independent search firm to identify and screen candidates, perform reference checks, prepare a biography for each candidate for the committee’s review and coordinate interviews. The committee, the Chairman of the Board and executive officers interview candidates that meet the criteria, and the committee selects nominees who it determines are best-suited to actively engage in the oversight of the Company’s strategy and drive sustainable value creation for all shareholders. The committee will consider recommending for nomination to the Board candidates suggested by shareholders, taking into account all the factors and qualities described above, provided that recommendations are submitted and received by us at our principal executive offices at 56 South Rockford Drive, Tempe, Arizona 85281, with an appropriate biographical summary, in accordance with the requirements described below under “Date of Submission of Shareholder Proposals and Director Nominations.”

The Board does not have a written policy requiring members to attend annual shareholders meetings, although the Company expects that all of its directors will attend the Meeting. All Board members then in office were in attendance during the prior year’s annual meeting.

Certain Transactions

There were no Related-Party Transactions (as defined below) since the beginning of last year. The Board would review any proposed Related-Party Transaction to which the Company would be a party to determine if it were in the best interests of our shareholders and the Company. Financial transactions, arrangements, relationships or any series of similar transactions, arrangements or relationships beyond the compensation described elsewhere in this Proxy Statement relating to Board service or employment and exceeding $120,000 in which a Related Party (as defined below) would have a direct or indirect material interest (“Related-Party Transactions”) are subject to Board review. “Related Parties” are directors, director nominees, executive officers, holders of 5% or more of our Common Shares and their immediate family members. Immediate family members are children, stepchildren, spouses, parents, siblings, stepparents, mothers-in-law, fathers-in-law, brothers-in-law, sisters-in-law, daughters-in-law, sons-in-law and any person, other than a tenant or domestic employee, in the household of a director, director nominee, executive officer or holder of 5% or more of our Common Shares.

The Board does not have a written policy regarding Related-Party Transactions and does not believe such a policy is necessary because the Board has not approved, and does not expect to approve, the Company’s engagement in any Related-Party Transactions other than in rare circumstances. Any Related-Party Transaction would be considered based on facts and circumstances at the time. After review, the Board would decide in good faith whether to approve the transaction.

12	Benchmark Electronics, Inc. • 2019 Proxy Statement

PROPOSAL 1 — ELECTION OF DIRECTORS

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during 2018 were Messrs. Williams, Scheible, Gifford (Chair) and McCreary. Each member of the committee is independent, and no member was ever employed by the Company. None of our directors has interlocking or other relationships with other boards, compensation committees or our executive officers that require disclosure under Item 407(e)(4) of Regulation S-K.

Benchmark Electronics, Inc. • 2019 Proxy Statement	13

COMPENSATION DISCUSSION AND ANALYSIS

The discussion below includes a review of our compensation decisions with respect to 2018 for our “named executive officers,” including our principal executive officer, our principal financial officer, and our three other most highly compensated executive officers. Our named executive officers for 2018 were:

Paul J. Tufano*

Former President and Chief Executive Officer (CEO)

Roop K. Lakkaraju

Executive Vice President and Chief Financial Officer (CFO)

Michael D. Buseman

Executive Vice President Global Operations

Jan M. Janick

Chief Technology Officer

Lisa K. Weeks

Vice President of Strategy and Investor Relations

* Mr. Tufano retired as President and CEO on March 18, 2019

How Executive Pay Supports our Business Strategy

Fiscal year 2018 represented a year of progress towards the repositioning and realignment of Benchmark. We made significant progress in our stated priorities of driving revenue growth at the appropriate mix and profitability, improving operational excellence, elevating customer satisfaction and extending the Company’s rich technical capabilities and customer value proposition.

We believe our pay is well aligned with performance and that our structure maintains an appropriate balance between our long-term and short-term performance, creating a positive relationship between our operational performance and shareholder return. In accordance with our compensation philosophy, in 2018:

•

We reviewed base salaries and maintained all but one at the same level, while providing a modest increase to the salaries of one Named Executive Officer (defined below) based on market data, performance and internal reviews;

•	Our Named Executive Officers earned annual incentives below target consistent with our financial results;

•

We maintained our practice of granting median level grants with a combination of performance-based restricted stock unit (“PSU”) and restricted stock units (“RSUs”) to align the compensation of our Named Executive Officers with the creation of shareholder value and maintain our targeted level of at risk compensation;

•	The Company issued no shares under the 2015 PSU three-year awards, for which the performance period ended in December 2018, because the 2015 PSU award metrics were not achieved; and

•	The Company issued shares under the 2016 PSU two-year awards, for which the performance period ended December 2018, below target consistent with our financial results.

Philosophy and Objectives

Our executive compensation program is designed to:

•	attract, retain and reward the performance of our management talent;

•	incentivize the achievement of the Company’s strategic plan, and both short- and long-term operating objectives;

•	be transparent, fair and objective;

•	encourage the taking of prudent business risks for appropriate potential long-term benefits while avoiding excessive, unnecessary or unwise risk; and

•	encourage smart investment and prudent deployment of capital.

14	Benchmark Electronics, Inc. • 2019 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

At-risk, incentive compensation commits our executives to delivering positive results over both the short- and longer-terms by rewarding the achievement of those results and aligning their interests with the financial interests of our shareholders. The Company’s total targeted compensation opportunity is generally set in the median range of market compensation survey data and a peer group of companies (our “Peer Group” is further detailed below), which was refined by the Compensation Committee in 2017 and is reviewed annually to ensure an appropriate representative peer group. Our compensation program is designed to deliver above-median total compensation if above-median performance is achieved and below-median total compensation for below-median performance.

In order to more closely align the financial interests of our executive officers with those of our shareholders, we have (i) share ownership guidelines requiring our executives to acquire a long-term ownership stake in the Company (see “Share Ownership Guidelines” below), (ii) a practice of making all board-level compensation decisions (base salary adjustments, annual bonuses, and long-term equity-based incentives) on a single day to reinforce performance feedback to the executives (see “Timing of Compensation Decisions” below), and (iii) a PSU component in our compensation program, to more closely tie pay to performance. Any vesting of PSUs depends on the Company’s achievement of financial goals set by the Compensation Committee and derived from the Company’s overall financial objectives, which for PSUs awarded in 2018 with a performance period ending in December 2019 and 2020, included goals relating to:

•	Revenue: The Revenue shall be the total revenue as reported in the Company’s consolidated financial statements for the Measurement Year.

•

Operating income Margin: The Operating Income Margin shall be the operating income as reported in the Company’s consolidated financial statements for the Measurement Year, excluding one-time, non-recurring, non-operational gains or charges and amortization of intangible assets, divided by the Revenue; and

•

ROIC: The ROIC shall be the operating income as reported in the Company’s consolidated financial statements for the Measurement Year, excluding one-time, non-recurring, non-operational gains or charges and amortization of intangible assets and stock compensation expense, adjusted for taxes (i.e., multiplied by one minus the tax rate), divided by the quarterly average of capital employed by the Company during the Performance Period, as described below. The tax rate used shall equal the book tax rate for the Company for the Measurement Year, excluding all discrete items. The quarterly average of capital employed shall equal the average of capital employed on each of last five quarterly consolidated balance sheets for the Company during the Performance Period (opening balance sheet (fourth quarter of year prior to Measurement Year) and first quarter, second quarter, third quarter and fourth quarter balance sheets of the Measurement Year). Capital employed for each balance sheet shall equal the sum of total interest-bearing debt and capital leases (both current and long-term), minority interest, and stockholders’ equity as of the date of each balance sheet less cash at each balance sheet date.

The Committee believes that revenue growth, operating margin and the efficient use of capital are key long-term determinants of shareholder value. The PSU targets are designed to enhance focus on performance across these areas ensuring alignment between management’s compensation and the creation of shareholder value.

The foregoing financial goals are measured at the end of the performance cycle (see “Long-Term Equity-Based Incentive Program” below).

The primary components of our executive compensation program, described in more detail below, are (i) base salary, (ii) annual performance-based incentive compensation, and (iii) long-term incentive compensation comprised of RSUs and PSUs; prior to 2016, stock options were also awarded:

•	Base Salary, which pays a set level of cash income to the executive, generally within the median range of the Peer Group.

•

Annual Performance-Based Incentive Award, which pays a variable cash award to reward achievement of short-term operational performance goals, which in 2018 was based on (i) total revenue, (ii) Adjusted Operating Income (as defined below), and (iv) improvements in our cash conversion cycle.

•

RSUs, which typically vest over a four-year period, are awarded to retain management and permit each executive to steadily build an ownership stake in the Company to encourage the creation of long-term shareholder value.

•

PSUs, designed to encourage the creation of long-term shareholder value and reward performance, subject to the achievement of specific long-term financial objectives over a specified performance period, which in general have a three-year performance cycle.

Three of the four components are “at-risk” in that they have value only if the Company’s financial objectives are achieved or the value of the Common Shares rises. The Company believes that the design of these at-risk components closely aligns executive pay with performance beneficial to the Company and its shareholders over the immediate and longer terms.

Benchmark Electronics, Inc. • 2019 Proxy Statement	15

COMPENSATION DISCUSSION AND ANALYSIS

Role of Compensation Committee

The Compensation Committee is responsible for reviewing and approving all salary and annual incentive compensation paid to officers of the Company who are subject to Section 16 of the Exchange Act (“Section 16”), including our CEO and the other executive officers named below in the Summary Compensation Table (collectively with the CEO, the “Named Executive Officers”). The Compensation Committee recommends and the Board of Directors approves the CEO’s compensation. The Compensation Committee also approves the equity incentives provided to our executives, as well as most other employees (except for certain employees not subject to Section 16 for whom the CEO has been delegated authority to make limited awards).

The Compensation Committee annually reviews and approves operating and financial goals for the CEO, as well as evaluates the CEO’s performance against goals set for the period year. The CEO’s performance against pre-determined goals is a significant factor in the Committee’s and the Board of Director’s setting of the CEO’s compensation package.

Additional information with respect to the authority of the committee is set forth above under “Operation of Board of Directors and Committees, Attendance, Director Independence”.

Pursuant to its authority under its written charter approved by the Board, the Compensation Committee may form and delegate authority to subcommittees of the Compensation Committee. Under its charter, the Compensation Committee may also delegate its authority with respect to equity awards to the extent permitted by the Texas Business Organizations Code, except that the Compensation Committee shall approve all awards of equity-based compensation to any officer subject to Section 16 of the Exchange Act.

The Compensation Committee has retained Pearl Meyer & Partners, LLC to serve as its independent compensation consultant (the “Consultant”) and perform reviews from time to time of our executive compensation practices, as well as the compensation of our Board of Directors. The Consultant advised the Compensation Committee on certain compensation matters relating to 2018 compensation and has performed such a review in connection with the Compensation Committee’s decisions relating to 2019 compensation. The Consultant does not provide any services on behalf of management and does not have any potential business conflicts with its role as an independent advisor.

Role of Management

Regarding most compensation matters, including executive and director compensation, management provides recommendations to the Compensation Committee; however, the Compensation Committee does not delegate any of its responsibilities to others in setting compensation for the executive officers. The CEO annually reviews the performance of the other executive officers and presents his conclusions and recommendations as to salary adjustments and annual equity awards to the Compensation Committee for its consideration. The Compensation Committee exercises its discretion in determining any adjustments or awards to the Company’s officers, including the Named Executive Officers. The Compensation Committee does not take into account any recommendations from the CEO regarding his own compensation.

Evaluation of Say-on-Pay Advisory Vote

At our 2018 annual meeting, shareholders voted 92% in favor of approving the Named Executive Officer compensation described in the 2018 proxy statement. Based on the Say-on-Pay vote at the annual meeting, the Compensation Committee determined not to change its compensation philosophy or to significantly alter our compensation practices in 2019.

Competitive Market Review

In setting executive compensation, the Compensation Committee considers all factors it deems relevant. The committee also considers data and recommendations presented by the Consultant or management based on market data that provide information on the level of the total target compensation (i.e., salary, annual incentive and long-term incentive compensation) paid to similarly positioned executives at companies in the Peer Group. To determine the amount of compensation to be paid to each of our executives, the committee performs an evaluation, including a review of the following (without assigning specific weight to each factor):

•	each executive’s performance, responsibilities and time in role;

•	market survey data;

•	relativity in pay among the Company’s executive officers;

•	comparability of each executive’s role to executives named in Peer Group proxy statements;

•	general compensation trends;

•	the Company’s financial position; and

•	for executives other than the CEO, the recommendations of the CEO.

16	Benchmark Electronics, Inc. • 2019 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee has not established a set formula or other quantitative policy for allocating between long-term and immediately payable compensation, cash and noncash compensation, establishing the amount of equity awards or allocating equity awards between stock options, RSUs and PSUs, rather, the committee considers compensation in total for each individual, and may, accordingly, weight components differently from year to year.

Each year, the Compensation Committee evaluates peers from publicly traded companies that are major competitors or customers. The committee seeks to select peer companies that are comparable to Benchmark based on various criteria, including revenue, market capitalization, similar industry affiliation, scope of global operations and a belief that these companies compete for similar executive talent. The Compensation Committee refined the Peer Group for 2018 to include entities with revenues between $0.9 billion and $6.8 billion and median revenue of $2.6 billion, manufacturers and companies in the electrical components, systems software, semiconductor components and electronics manufacturing services industries.

The Peer Group for the fiscal year 2018 compensation decisions consisted of the following companies:

• AVX Corporation	• ON Semiconductor Corporation
• Amphenol Corporation	• OSI Systems, Inc.
• Celestica Inc.	• Plexus Corp
• Esterline Technologies, Inc.	• Sanmina Corporation
• Fabrinet	• ScanSource, Inc.
• Keysight Technologies, Inc.	• Teradyne, Inc.
• Hill-ROM Holdings, Inc.	• TTM Technologies, Inc.
• Insight Enterprise, Inc.	• Vishay Intertechnology, Inc.
• Marvel Technologies Group, LTD.	• Zebra Technology Corporation
• National Instruments Corporation

Timing of Compensation Decisions

In order to reinforce performance feedback through compensation and to comply with certain regulations impacting performance-based awards, the Compensation Committee makes executive compensation decisions in the first quarter of each year. This allows for an assessment based on a focal point affording the opportunity to consider the relative contribution of each of the executives. The committee reviews and approves equity awards to all eligible employees, including executive officers, once a year, on the date of the committee’s regularly scheduled first quarter meeting. When used, stock options have an exercise price equal to the closing price of the Common Shares on the date of award. The Company believes that the practice of granting stock-based awards in the first quarter of each year is reasonable when followed on a consistent basis each year and reduces the risk of inadvertently timing the grant of such awards with the release of material nonpublic information.

2018 Compensation

Base Salary Compensation

The Compensation Committee reviews base salaries of the Named Executive Officers annually. In making salary determinations, the committee considers salary median range for persons in comparable positions in the Peer Group, the executive’s experience and scope of responsibility, the committee’s assessment of the executive’s individual past and potential future contribution to the Company’s results (without assigning a specific weight to each factor) as well as the recommendations of the CEO (as to executive officers other than the CEO). During its review of base salaries for executives for 2018, the committee primarily considered market data provided by the Consultant, the results of a review of the executive’s compensation relative to the Company’s other executive officers, and the executive’s individual performance. Mr. Janick’s based salary was increased to $350,000 from $330,000 in 2018. Messrs. Tufano and Buseman and Ms. Week’s base salaries remained at $1,000,000, $400,000 and $288,000, respectively. Mr.  Lakkaraju joined the Company in January 2018 at a base salary of $420,000.

Annual Cash-Based Incentive Compensation

The purpose of the executive annual incentive compensation plan is to align the interests of executive officers with shareholders by motivating the achievement of superior financial and operational performance that increases shareholder value. Incentive bonuses are generally granted based on a percentage of each executive officer’s base salary earned during the year. Targets under the executive annual incentive plan for 2018 were set by the Compensation Committee in the first quarter of 2018. Our practice is to award cash

Benchmark Electronics, Inc. • 2019 Proxy Statement	17

COMPENSATION DISCUSSION AND ANALYSIS

incentive bonuses based on the attainment of corporate performance goals. The following table sets forth the threshold, target and maximum performance goals, which are weighted equally and assessed independently with respect to 2018 financial results of the Company for each of the executive officers:

Corporate Performance Goals

Objective Level	Operating Income(1)	Cash Conversion Cycle(2)	Revenue
Threshold	$97 million	72 days	$2.300 billion
Target	$118 million	68 days	$2.625 billion
Maximum	$133 million	64 days	$2.880 billion
Actual	$79.9 million	68 days	$2.566 billion

(1)	Operating income excludes one-time, non-recurring, non-operational gains or charges and amortization of intangible assets (“Adjusted Operating Income”).

(2)

Represents the average of the cash conversion cycle (accounts receivable days plus inventory days less accounts payable and customer deposit days) calculated as of the end of each of the four quarters ended December 31, 2018.

The following table sets forth the potential 2018 threshold, target and maximum cash incentive payment levels, as a percentage of salary, for the Named Executive Officers based on the Company’s achievement of the performance goals above. Below the threshold, no award is earned; achievements between the different levels are paid ratably:

	Potential 2018 Incentive Payments as a Percentage of Salary Related to Achievement of Performance Goals

Named Executive	Threshold	Target	Maximum
Paul J. Tufano	57.5%	115.0%	230.0%
Roop K. Lakkaraju	37.5%	75.0%	150.0%
Michael D. Buseman	37.5%	75.0%	150.0%
Jan M. Janick	25.0%	50.0%	100.0%
Lisa K. Weeks	37.5%	75.0%	150.0%

The total incentive award is determined according to the level of achievement of the aggregate corporate performance goals. The maximum incentive bonus for these executive officers was 200% of target.

At its regular first quarter 2019 meeting, the Compensation Committee determined the extent to which the 2018 performance goals were achieved and approved the amount to be paid to each executive. The Compensation Committee determined that the Company did not meet the threshold Adjusted Operating Income goal and exceeded both the revenue and cash conversion cycle threshold goals. The table below sets forth the incentive award earned and the corresponding percentage of 2018 salary that the amount represented.

Named Executive	Amount of Cash Incentive Earned	% of Salary
Paul J. Tufano	$724,500	72.45	%(1)
Roop K. Lakkaraju	$190,817	47.25	%(2)
Michael D. Buseman	$189,000	47.25	%(2)
Jan M. Janick	$109,038	31.50	%(3)
Lisa K. Weeks	$136,080	47.25	%(2)

(1)	Mr. Tufano’s incentive payment consisted of the following percentages of base salary for each performance goal: 0% for Adjusted Operating Income, 38% for cash conversion cycle and 34% for revenue.

(2)

Messrs. Lakkaraju (pro-rated for a partial year), Buseman and Ms. Week’s incentive payments consisted of the following percentages of base salary for each performance goal: 0% for Adjusted Operating Income, 25% for cash conversion cycle and 22% for revenue.

(3)	Mr. Janick’s incentive payment consisted of the following percentages of base salary for each performance goal: 0% for Adjusted Operating Income, 17% for cash conversion cycle and 15% for revenue.

18	Benchmark Electronics, Inc. • 2019 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Long-Term Equity-Based Incentive Program

The Compensation Committee believes that our long-term equity-based incentive program focuses executives on key performance metrics that align with long-term shareholder value creation and the Company’s long–term strategic plan, establishes a direct link between compensation and the achievement of long-term financial objectives and facilitates an increased equity ownership by our executives. In 2018, the committee awarded executive officers a combination of RSUs and PSUs under our 2010 Omnibus Incentive Compensation Plan (the “Omnibus Plan”) (in each case, as further described below). To determine the awards for each executive officer, the committee evaluated each executive officer’s performance and responsibilities, and also considered market data, relative pay among the Company’s executive officers and other factors (without assigning a specific weight to each factor). The evaluation was made with input from our CEO, and also factored in the future potential contribution from each executive officer. Although management recommended the number of shares to be covered by equity awards granted to employees, the committee approved the grant of all equity awards and did not delegate the timing of such grants. Equity award grants to our CEO and other executive officers are not made automatically each year. The amount and terms of equity awards already held by executives generally are not significant factors in the committee’s determination of whether and how many equity awards should be granted to the executive officers.

RSUs—Long-term equity-based incentive compensation awards include time-based awards, which typically vest over four years, to improve retention of executive officers and to enable a steadily growing ownership stake in the Company that encourages long-term strategic performance.

PSUs – The committee believes the PSUs, which are subject to the achievement of measurable, absolute financial goals, enable management to build a meaningful ownership stake in the Company to encourage long-term strategic thinking and the avoidance of unnecessary or excessive risk taking. The financial goals for the 2018 grants were set by the committee and relate to the achievement of performance related revenue, Adjusted Operating Income and Adjusted ROIC goals as outlined in the Company’s 3 year strategic plan. Achievement of these goals will be assessed at the end of the performance period. Each metric will be weighted and assessed equally and independently. The number of PSUs that will ultimately be earned will not be determined until the end of the corresponding performance periods, and may vary from as low as zero to as high as 2.5 times the target number depending on the level of achievement of the performance goals.

The long-term equity-based incentive compensation awards made in the first quarter of 2018 consisted of approximately 50% of the total value awarded in PSUs and 50% in RSUs.

Deferred Compensation Benefits

In order to attract and retain key employees, the Company established the Benchmark Electronics, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”), which allows certain designated employees, including our Named Executive Officers, the opportunity to defer, on a pretax basis, their salary, bonus awards, and other specified compensation and to receive the deferred amounts, together with an investment return (positive or negative), either at a predetermined time in the future or upon termination of employment with the Company. The Company intends that the Deferred Compensation Plan will at all times be maintained on an unfunded basis for federal income tax purposes under the Code and be administered as a nonqualified ‘‘top-hat’’ plan exempt from the substantive requirements of the Employee Retirement Income Security Act. All contributions by employees to the Deferred Compensation Plan, as well as any contributions by the Company, are fully vested upon contribution.

Retirement Benefits

All employees in the United States, including the executive officers, are eligible to participate in the Company’s 401(k) Employee Savings Plan (the “Savings Plan”). The Savings Plan is a defined contribution tax-qualified retirement savings plan pursuant to which employees are able to contribute a portion of their eligible cash compensation to the Savings Plan and the Company provides matching cash contributions up to 4% of the employees’ eligible compensation upon completion of one year of service. All contributions by employees to the Savings Plan, as well as any matching contributions by the Company, are fully vested upon contribution.

Perquisites and Personal Benefits

The Company historically has offered only minimal perquisites or other personal benefits to executive officers, consisting primarily of a portion of the cost of financial planning services, health club memberships and annual physical exams. As disclosed in the Summary Compensation Table, Mr. Lakkaraju, Mr. Janick and Ms. Weeks were also provided relocation services during 2018 when they transferred to the Company’s headquarters in Arizona.

Benchmark Electronics, Inc. • 2019 Proxy Statement	19

COMPENSATION DISCUSSION AND ANALYSIS

Other Matters

Share Ownership Guidelines

Our Named Executive Officers are subject to a share ownership requirement implemented in 2008. During their term of employment with the Company, these officers are expected to directly own Common Shares having a market value of at least 3x annual base salary for the CEO and 2x annual base salary for the other Named Executive Officers. Any such officers who have not yet achieved this ownership requirement are expected to retain 20% of their stock awards. Once achieved, the officer remains in compliance despite any decrease in the market value of the Common Shares or any increase in base salary.

Analysis of Compensation Risk

Periodically our Compensation Committee analyzes the potential risks posed by the Company’s compensation programs to determine whether the programs might encourage the executive officers to take unnecessary or excessive risks, or whether the programs might encourage the manipulation of reported earnings. As part of its analysis the committee also considers mitigating factors and controls:

Component	Potential Risk	Mitigating Factors
Base Salary	• Unsustainable fixed expense. • Retention challenges if below market levels.	• Management of expenses and increases. • Annual market surveys.

Annual Incentive Plan	• Imprudent risk taking to maximize short-term reported financial results. • Short term operating income optimization without regard for longer term results.	• Internal financial controls. • Award caps. • Tied to independently audited results.

Long-Term Equity-Based Incentive Plans	• Imprudent risk taking to maximize short-term stock price. • Earnings manipulation.	• Long-term incentive awards at risk. • Share ownership guidelines. • Vesting periods. • Internal financial controls. Independent audit.

Health & Insurance Benefits	• Unsustainable fixed expense. • Retention challenges if not market competitive.	• Management of expenses. • Annual market surveys. • Strategic plan design to minimize cost escalations and consumer driven design components.

Retirement Benefits (401k and Deferred Compensation Plans)	• Unsustainable fixed expense. • Retention challenges if not market competitive. • Legal compliance risks.	• Management of expenses. • Limited nonqualified retirement benefits. • Third-party professional advisors.

Severance Plans	• Unsustainable fixed expense.	• Limitations within employment, severance and change of control agreements. • Benefit limits.

Perquisites & Expatriate Benefits	• Unsustainable fixed expense. • Retention challenges if not market competitive.	• Management of expenses. • Annual market surveys.

Overall, we believe that the Company’s compensation programs include an appropriate mix of fixed and variable features, short-term and long-term incentives and centralized oversight. Based on this, the Compensation Committee has determined that our compensation program is unlikely to motivate inappropriate risk-taking.

Limits on Deductibility of Compensation

Prior to January 1, 2018, Section 162(m) of the Code (“Section 162(m)”) generally placed a limit of $1.0 million on the amount of compensation that we may deduct in any calendar year with respect to our Chief Executive Officer and each of our three most highly

20	Benchmark Electronics, Inc. • 2019 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

paid executive officers (excluding our Chief Financial Officer). However, an exception to the $1.0 million limitation was provided for commission-based and performance-based compensation meeting certain requirements. Pursuant to the Tax Cuts and Jobs Act of 2017, which was signed into law on December 22, 2017 (the “Tax Act”), for taxable years beginning after December 31, 2017, the remuneration of a publicly-traded corporation’s chief financial officer is also subject to the deduction limit. In addition, subject to certain transition rules (which apply to remuneration provided pursuant to written binding contracts which were in effect on November 2, 2017 and which are not subsequently modified in any material respect), for taxable years beginning after December 31, 2017, the exemptions from the deduction limit for commission-based and performance-based compensation are no longer available. Consequently, for fiscal years beginning after December 31, 2017, all remuneration in excess of $1.0 million paid to a specified executive generally will not be deductible. Our Compensation Committee reserves the discretion, in its judgment, to approve compensation payments that may not be deductible as a result of the deduction limit of Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent and are in the best interests of the Company and our stockholders.

Benchmark Electronics, Inc. • 2019 Proxy Statement	21

COMPENSATION COMMITTEE REPORT

The Compensation Committee operates under a written charter approved by the Board of Directors. As required by the charter, each member of the committee is independent, and no member of the committee has any interlocking or other relationships with the Company.

The committee administers the Company’s executive compensation program. Among other things, the committee is responsible for:

•	establishing the compensation of our CEO, which is then ratified by the full Board;

•	determining the compensation of the Named Executive Officers other than the CEO; and

•	administering the Company’s employee benefit plans.

The committee has reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2018 and other compensation disclosures in this Proxy Statement with management. Based on such reviews and discussions, the committee recommended to the Board that the compensation-related disclosures made in this Proxy Statement be included herein and incorporated by reference into the Company’s annual report on Form 10-K for the year ended December 31, 2018.

Respectfully submitted,

Compensation Committee

Robert K. Gifford, Chair

Clay C. Williams

Jeffrey S. McCreary

David W. Scheible

22	Benchmark Electronics, Inc. • 2019 Proxy Statement

COMPENSATION TABLES AND NARRATIVES

The following tables, narratives and footnotes describe the total compensation and benefits of our CEO and our other Named Executive Officers for 2018.

Summary Compensation Table

The following table sets forth information concerning the compensation and benefits of our Named Executive Officers during the fiscal years ended December 31, 2018, 2017 and 2016.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
Paul J. Tufano	2018	$1,000,000	$—	$3,300,022	$724,500	$88,550	$5,113,072
Former President and Chief	2017	1,000,000	—	1,800,005	1,374,250	108,026	4,282,281
Executive Officer (CEO)(4)	2016	321,745	193,846	1,824,967	106,154	19,006	2,465,718
Roop K. Lakkaraju(5)	2018	403,846	150,000	834,965	190,817	20,759	1,600,387
Executive Vice President and
Chief Financial Officer (CFO)
Michael D. Buseman(6)	2018	400,000	—	349,992	189,000	20,189	959,181
Executive Vice President	2017	153,846	—	732,752	137,885	79,466	1,103,949
Global Operations
Jan M. Janick(7)	2018	346,154	—	612,509	109,038	23,390	1,091,091
Chief Technology Officer
Lisa K. Weeks(8)	2018	288,000	—	503,999	136,080	30,658	958,737
Vice President of Strategy and Investor Relations

(1)

The amounts reflect the aggregate grant date fair value of RSU and PSU grants pursuant to the Company’s equity plans during the fiscal years ended December 31, 2018, 2017 and 2016, respectively, computed in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. Stock awards were valued using the closing market price of the Common Shares on the grant date. A portion of the awards listed above are subject to performance conditions, with the grant date fair value calculated for purposes of the Stock Awards column assuming a target level of achievement. For PSUs, assuming the performance conditions will be achieved at a maximum level of 250% for grants in 2018, the grant date fair value of stock awards for each of our Named Executive Officers would be as follows:

Mr. Tufano	$4,125,065
Mr. Lakkaraju	$918,704
Mr. Buseman	$437,753
Mr. Janick	$765,899
Ms. Weeks	$630,149

(2)

The amounts shown in this column reflect cash incentive bonuses earned by our Named Executive Officers pursuant to the Company’s annual executive incentive compensation plan. The amounts include cash bonuses earned in year of service regardless of when paid.

(3)

For the year ended December 31, 2018, the “All Other Compensation” column includes (a) $10,800 paid by the Company pursuant to the Company’s Savings Plan to Mr. Tufano and Ms. Weeks and $3,139 to Mr. Buseman (under the Savings Plan, the Company is obligated to make matching contributions to the Savings Plan in an amount equal to 100% of each participant’s elective contributions, to the extent that such elective contributions do not exceed 4% of such participant’s eligible compensation and IRS limits), (b) payments by the Company to Messrs. Tufano, Lakkaraju, Buseman, Janick and Ms. Weeks pursuant to the Company’s Deferred Compensation Plan as elective contributions (see “Registrant Contributions in Last Fiscal Year” column below under Nonqualified Deferred Compensation), and (c) payments by the Company of premiums for term life insurance on behalf of each of our Named Executive Officers. In addition, Mr. Tufano received $7,783 of perquisites during 2018, which included $5,000 for financial planning services and $2,783 for a health club membership. Mr. Lakkaraju received $20,759 of perquisites during 2018, which included $10,394 for relocation costs, $3,854 for applicable taxes, $5,000 for financial planning services and $1,511 for a health club membership. Mr. Janick received $14,135 of perquisites during 2018, which included $7,376 for relocation costs, $2,735 for applicable taxes, $2,450 for financial planning services and $1,574 for his annual executive physical. Ms. Weeks received $10,648 of perquisites during 2018, which included $3,313 for relocation costs, $1,229 for applicable taxes, $4,992 for financial planning services and $1,114 for her annual executive physical.

(4)	Mr. Tufano retired as President and CEO on March 18, 2019.

(5)	Mr. Lakkaraju became an Executive Officer in January 2018.

(6)	Mr. Buseman became an Executive Officer in August 2017.

(7)	Mr. Janick became an Executive Officer in August 2018 and received a base salary increase to $350,000 during 2018.

(8)	Ms. Weeks became an Executive Officer in August 2018.

Benchmark Electronics, Inc. • 2019 Proxy Statement	23

COMPENSATION TABLES AND NARRATIVES

Employment and Other Agreements

The Company has entered into an employment agreement with Mr. Tufano (prior to be retirement) and severance agreements with Messrs. Lakkaraju, Buseman, Janick and Ms. Weeks. These agreements are automatically extended by successive one-year terms, unless terminated by the Company or the executive, except in the case of Mr. Tufano whose agreement was subject to a single one-year extension.

In addition, Mr. Tufano’s agreement provides for payment of a cash incentive if the Company attains or exceeds its corporate performance goals, which are specified each year by the Compensation Committee. A more detailed discussion of the corporate performance goals and these bonuses, including the percentage of base salary and the mechanism by which the bonuses are paid and determined by the committee is set forth in “Compensation Discussion and Analysis—2018 Compensation — Annual Cash-Based Incentive Compensation”.

Each agreement also provides for severance payments if the applicable Named Executive Officer’s employment is terminated under certain qualifying circumstances. A more detailed discussion of the severance terms is set forth in “—Potential Payments upon Termination or Change in Control”.

Each agreement contains restrictive covenants that prohibit the applicable Named Executive Officer from competing with the Company or soliciting its customers or service providers during the term of the agreement and for two years thereafter, as well as a confidentiality covenant of indefinite length.

In addition to the restrictive covenants described in the preceding sentence, Messrs. Tufano, Lakkaraju, Buseman and Janick and Ms. Weeks may not, during their periods of employment and for two years thereafter, make disparaging remarks about the Company, its subsidiaries or products and services or divert customers of the Company to its competitors.

24	Benchmark Electronics, Inc. • 2019 Proxy Statement

COMPENSATION TABLES AND NARRATIVES

Grants of Plan-Based Awards

The Benchmark Electronics, Inc. 2000 Stock Awards Plan (the “2000 Plan”) authorized, and the Omnibus Plan authorizes, the Company, upon approval of the Compensation Committee, to grant a variety of types of awards, including stock options, restricted shares, RSUs, stock appreciation rights, performance compensation awards, including PSUs, phantom stock awards and deferred share units, or any combination thereof, to any director, officer, employee or consultant (including any prospective director, officer, employee or consultant) of the Company. The 2000 Plan expired in 2010 and no additional grants can be made under that plan. The Omnibus Plan was approved by the Company’s shareholders in 2010 and replaced the 2000 Plan. As of December 31, 2018, the Company had equity awards outstanding with respect to 1.3 million Common Shares under the Company’s 2000 and Omnibus Plans, and 2.7 million additional Common Shares are available for issuance under the Omnibus Plan.

The following table sets forth information concerning grants of RSUs and PSUs to the Named Executive Officers during 2018 under the Omnibus Plan, as well as estimated possible payouts under cash and equity incentive plans. The Company did not grant any stock option awards during 2018; accordingly these columns have been omitted.

2018 Grants of Plan-Based Awards

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of	Grant Date Fair Value of Stock and Option

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock or Units (#)	Awards ($)(3)
Paul J. Tufano	2/21/18	—	—	—	13,843	55,370	138,425	—	$1,650,026
	2/21/18	—	—	—	—	—	—	55,369	$1,649,996
	2/21/18	$575,000	$1,150,000	$2,300,000	—	—	—	—	—
Roop K. Lakkaraju	2/20/18	—	—	—	3,057	12,229	30,573	—	$367,481
	1/8/18	—	—	—	—	—	—	15,531	$467,483
	1/8/18	$151,442	$302,885	$605,769	—	—	—	—	—
Michael D. Buseman	2/20/18	—	—	—	1,457	5,827	14,568	—	$175,101
	2/20/18	—	—	—	—	—	—	5,820	$174,891
	2/20/18	$150,000	$300,000	$600,000	—	—	—	—	—
Jan M. Janick	2/20/18	—	—	—	2,549	10,195	25,488	—	$306,360
	2/20/18	—	—	—	—	—	—	10,188	$306,149
	2/20/18	$86,538	$173,077	$346,154	—	—	—	—	—
Lisa K. Weeks	2/20/18	—	—	—	2,097	8,388	20,970	—	$252,059
	2/20/18	—	—	—	—	—	—	8,384	$251,939
	2/20/18	$108,000	$216,000	$432,000	—	—	—	—	—

(1)

The information included in the “Threshold”, “Target” and “Maximum” columns represents the range of potential payout under the 2018 annual executive incentive compensation plan for the Named Executive Officers in 2018.

(2)

The information included in the “Threshold”, “Target” and “Maximum” columns represents the range of potential shares that may be earned in respect of PSUs granted under the Omnibus Plan for the Named Executive Officers in 2018. The number of PSUs that will ultimately be earned will not be determined until the end of the performance period, which is December 31, 2020. Shares earned will be proportionately increased in the event of attainment of performance goals at levels between “Threshold” and “Target” or “Target” and “Maximum”.

(3)

The amounts shown in this column reflect the grant date fair value of the RSU and PSU awards granted in 2018, as computed in accordance with FASB ASC Topic 718. The RSUs and PSUs were valued using the closing market price of the Common Shares on the grant date.

Benchmark Electronics, Inc. • 2019 Proxy Statement	25

COMPENSATION TABLES AND NARRATIVES

2018 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning stock options and stock awards held by our Named Executive Officers at December 31, 2018.

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mr. Tufano	—	—		—	—	27,684	(1)	$586,347	112,695	(2)	$2,386,880
Mr. Lakkaraju	—	—		—	—	15,531	(1)	$328,947	12,229	(2)	$259,010
Mr. Buseman	—	—		—	—	13,823	(1)	$292,771	17,497	(2)	$370,586
Mr. Janick	—	—		—	—	19,163	(1)	$405,872	24,275	(2)	$514,145
Ms. Weeks	13,381	—		$14.78	05/09/22
	11,112	—		$17.37	02/27/23
	13,916	—		$22.99	02/13/24
	4,038	1,346	(3)	$23.14	02/19/25
	—	—		—	—	16,645	(1)	$352,541	21,015	(2)	$445,098

(1)	The following table provides the number of unvested restricted stock awards by vesting date held by our Named Executive Officers at December 31, 2018, subject to the executive’s continued employment.

Vesting Date	Mr. Tufano	Mr. Lakkaraju	Mr. Janick	Mr. Buseman	Ms. Weeks
January 8, 2019	—	3,882	—	—	—
February 19, 2019	—	—	—	—	709
February 20, 2019	—	—	2,547	1,455	2,096
February 23, 2019	—	—	813	—	767
March 3, 2019	—	—	2,298	—	2,006
August 7, 2019	—	—	—	2,667	—
August 26, 2019	—	—	455	—	—
December 31, 2019	27,684	—	—	—	—
January 8, 2020	—	3,883	—	—	—
February 20, 2020	—	—	2,547	1,455	2,096
February 23, 2020	—	—	813	—	767
March 3, 2020	—	—	2,298	—	2,006
August 7, 2020	—	—	—	2,668	—
January 8, 2021	—	3,882	—	—	—
February 20, 2021	—	—	2,547	1,455	2,096
March 3, 2021	—	—	2,298	—	2,006
August 7, 2021	—	—	—	2,668	—
January 8, 2022	—	3,884	—	—	—
February 20, 2022	—	—	2,547	1,455	2,096

	27,684	15,531	19,163	13,823	16,645

(2)

This represents the number of shares that will be delivered assuming target level of performance. The number of PSUs that will ultimately be earned will not be determined until the end of the respective performance periods, and may vary from as low as zero to as high as 2.5 times the target number.

26	Benchmark Electronics, Inc. • 2019 Proxy Statement

COMPENSATION TABLES AND NARRATIVES

(3)	Options granted February 19, 2015 with an exercise price of $23.14 vested as follows.

Vesting Date	Ms. Weeks
February 19, 2019	1,346

1,346

2018 Option Exercises and Stock Vested Table

The following table sets forth information concerning exercises of stock options and vesting of stock awards by our Named Executive Officers during the fiscal year ended December 31, 2018.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Mr. Tufano	—	$—	89,056	$2,127,697
Mr. Buseman	—	$—	2,667	$68,009
Mr. Janick	—	$—	3,566	$106,079
Ms. Weeks	—	$—	4,091	$122,868

(1)	The amounts were calculated by multiplying the number of shares acquired on vesting by the Company’s closing stock price per share on the vesting date.

Pension Benefits

None of our Named Executive Officers is covered by a pension plan or other similar benefit plan that provides for payments or other benefits.

Nonqualified Deferred Compensation

The Deferred Compensation Plan allows certain designated employees, including our Named Executive Officers, to defer up to 75% of their base salary and up to 100% of their incentive bonus and other types of ‘‘compensation’’ (commission and such other cash compensation or equity compensation approved by the Compensation Committee) on a tax-deferred basis. Participants may receive matching contributions from the Company on certain of their deferrals. Some participants may also receive discretionary contributions made by the Company. Deferred amounts, together with any investment return (positive or negative) may be distributed either at a predetermined time in the future or upon termination of employment with the Company. The Company intends that the Deferred Compensation Plan will at all times be maintained on an unfunded basis for federal income tax purposes under the Code and be administered as a nonqualified “top-hat” plan exempt from the substantive requirements of the Employee Retirement Income Security Act.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year(1) ($)	Aggregate Earnings in Last Fiscal Year(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End(3) ($)
Mr. Tufano	$—	$77,750	$1,754	$—	$163,098
Mr. Lakkaraju	—	13,800	(1,293)	—	12,507
Mr. Buseman	—	17,050	(4,470)	—	93,880
Mr. Janick	17,308	9,255	(4,290)	—	41,624
Ms. Weeks	—	9,210	97	—	11,648

(1)	The amounts reported in the “Registrant Contributions in Last Fiscal Year” column are included in the Summary Compensation Table in the “All Other Compensation” column.

(2)

These amounts are not considered above-market or preferential under SEC rules and therefore are not reported in the Summary Compensation Table. All contributions to the Deferred Compensation Plan, including Company contributions, are fully vested upon contribution.

(3)

Of the amounts reported in the “Aggregate Balance at Last Fiscal Year End” column, the following amounts were previously reported in the Summary Compensation Tables in the Company’s Proxy Statements in prior years: Mr. Tufano—$83,350; and Mr. Buseman—$79,300.

Benchmark Electronics, Inc. • 2019 Proxy Statement	27

COMPENSATION TABLES AND NARRATIVES

Potential Payments upon Termination or Change in Control

The Company has entered into agreements with the Named Executive Officers that would require the payment of severance by the Company if the applicable executive’s employment were terminated (i) by the Company without cause or (ii) by the executive for “good reason”. The severance to be paid to Messrs. Lakkaraju, Buseman and Janick and Ms. Weeks is equal to 100% of the executive’s annual base salary, plus the target level bonus for the full year of termination payable when bonuses are otherwise paid to the Company’s employees. If these executives secure other employment following termination, the foregoing payments will be reduced to 50% of the balance still owing.

In addition, the Company will provide Messrs. Tufano, Lakkaraju, Buseman and Janick and Ms. Weeks continuation of health insurance coverage for one year after the termination of employment. Additionally, in the case of Messrs. Lakkaraju, Buseman and Janick and Ms. Weeks, the agreements provide for payment of severance upon the executive’s death or disability, in an amount equal to a prorated bonus. Upon a termination of employment for cause or retirement, the Named Executive Officers will only receive salary earned to the date of termination and benefits under the Company’s benefit plans that were vested as of the date of termination.

In the event the Company terminated Mr. Tufano’s employment without cause or Mr. Tufano terminated his employment for “good reason”, Mr. Tufano would be entitled to receive a lump-sum cash payment equal to the lesser of (x) and (y), where (x) equals two times the sum of (1) Mr. Tufano’s annual base salary at the time of his termination plus (2) the greater of (A) his target bonus for the year in which the termination date occurs and (B) the last annual bonus paid to Mr. Tufano prior to the termination date (the sum of (1) and (2), the “Total Cash Amount”), and (y) equals two times the Total Cash Amount multiplied by a fraction, the numerator of which is the number of days remaining in the initial two-year term of Mr. Tufano’s employment agreement following the termination date (if any) and the denominator of which is 365. In addition, Mr. Tufano would be entitled to pro-rated accelerated vesting of all RSUs held on the termination date, based on the number of days elapsed in the Initial Term prior to the termination date, and all of his unvested performance-based awards would be forfeited.

In the event the Company terminated Mr. Tufano’s employment without cause or Mr. Tufano terminated his employment for “good reason” within the three-month period immediately preceding or the 24-month period immediately following a change in control of the Company, then he would instead be entitled to receive a lump-sum cash payment equal to three times the Total Cash Amount and full accelerated vesting of all outstanding RSUs and his PSUs would vest based on performance actually achieved as measured through the termination date.

In either case or in the case of Mr. Tufano’s death or disability, the Company would also pay for the portion of the premium cost for Mr. Tufano’s group health insurance coverage that it would pay him if he had remained employed by the Company for a period of 18 consecutive months after the termination date, or until such earlier time at which he becomes eligible for similar benefits by reason of new employment or is otherwise no longer eligible for continued coverage under applicable law.

The agreements also provide that if payments and benefits provided thereunder along with other payments and benefits provided by the Company would collectively constitute “parachute payments” for purposes of the golden parachute excise tax provisions under Sections 280G and 4999 of the Code, such payments and benefits would be reduced to an amount sufficient to avoid application of the golden parachute excise tax, but only if the net after-tax amount received by the Named Executive Officers in respect of such payments and benefits in the absence of such reduction would be less than the net after-tax amount received by the Named Executive Officers in respect of such payments and benefits as a result of such reduction.

In the case of Messrs. Lakkaraju, Buseman and Janick and Ms. Weeks, “good reason” is generally defined as (i) a material diminution of the executive’s duties or responsibilities, (ii) a reduction in the executive’s target compensation opportunity greater than 10%, (iii) a move to a principal office location that is more than 50 miles from Scottsdale, Arizona without his or her consent, (iv) the Company’s failure to renew the agreement for a successive one-year term, or (v) a material breach by the Company of any other provision of the agreement that is not cured after written notice by the executive.

In the case of Mr. Tufano, “good reason” is generally defined as (i) a material diminution of his title or responsibilities, (ii) a reduction in his base salary or annual bonus or long-term incentive compensation opportunity or (iii) a material breach by the Company of his employment agreement that is not cured after written notice by Mr. Tufano.

28	Benchmark Electronics, Inc. • 2019 Proxy Statement

COMPENSATION TABLES AND NARRATIVES

Potential Payments under Involuntary Termination Without Cause, Termination for Good Reason and Termination upon a Change in Control

The table below reflects the amount of compensation payable to the Named Executive Officers upon involuntary not-for-cause termination, termination by the executives for good reason and termination following a change of control in accordance with their employment or severance agreements. The amounts shown assume that such termination was effective as of December 31, 2018 and includes amounts earned through such time and estimates of the amounts that would be paid to the executives upon their termination. The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company. Upon separation from the Company, the Named Executive Officers will be entitled to receive all amounts accrued and vested under the Savings Plan and the Deferred Compensation Plan. These amounts will be determined and paid in accordance with the applicable plan and are not included in the table because they are not severance payments.

The Company’s outstanding equity awards would vest in the event of a termination of employment by the Company without cause or by the awardholder for “good reason” within the two-year period following a change in control of the Company. However, the Company’s outstanding equity awards would vest as of immediately prior to a change in control if the awards are not assumed or substituted by the successor company or its parent or subsidiary in connection with the transaction. Under the equity award agreements, “good reason” is defined as (i) a material diminution of the awardholder’s duties or responsibilities, (ii) a reduction in the awardholder’s base salary greater than 10%, or annual bonus or long-term incentive compensation opportunity or (iii) a material breach by the Company of the awardholder’s employment agreement or any other agreement between the Company and the awardholder.

Name	Lump Sum Severance Payment(1)	Continuation of Insurance Benefits(2)	Accelerated Vesting of Stock Awards		Total Payments
Mr. Tufano	$1,724,500	$25,000	$586,347	(3)	$2,335,847	(5)
Mr. Tufano—Change in Control	6,450,000	25,000	2,973,227	(4)	9,448,227	(5)
Mr. Lakkaraju	594,664	21,000	—		615,664	(5)
Mr. Lakkaraju—Change in Control	1,189,327	32,000	587,957	(4)	1,809,284	(5)
Mr. Buseman	589,000	22,000	—		611,000	(5)
Mr. Buseman—Change in Control	1,178,000	33,000	663,358	(4)	1,874,358	(5)
Mr. Janick	455,192	12,000	—		467,192	(5)
Mr. Janick—Change in Control	910,385	18,000	920,017	(4)	1,848,402	(5)
Ms. Weeks	424,080	12,000	—		436,080	(5)
Ms. Weeks—Change in Control	848,160	18,000	797,639	(4)	1,663,799	(5)

(1)

Payment based on annual base salary as of December 31, 2018 and, if applicable, any cash incentive bonus payable under the terms of their agreements. The amounts do not include payments to the extent they are provided on a nondiscriminatory basis to salaried employees generally upon termination of employment, including accrued salary and vacation pay.

(2)

Estimated cost to the Company of providing applicable insurance welfare benefits for (i) 18 months for Mr. Tufano and (ii) 12 months (18 months, in the event of a termination of employment in connection with a change in control) for Ms. Weeks and Messrs. Lakkaraju, Buseman and Janick, in each case after the termination of employment based on average annual cost per employee.

(3)

The value of the accelerated vesting benefit equals (A) the number of RSUs that would vest on an accelerated basis upon the occurrence of a qualifying termination, multiplied by (B) the closing price per share of the Common Shares on December 31, 2018.

(4)

The value of the accelerated vesting benefit equals (A) the number of RSUs and PSUs that would vest on an accelerated basis upon the occurrence of a qualifying termination within the two-year period following a change of control event, multiplied by (B) the closing price per share of the Common Shares on December 31, 2018.

(5)

These payments and benefits are subject to reduction if their receipt triggers the golden parachute excise tax under Section 4999 of the Code. As indicated above, payments and benefits would be reduced to an amount sufficient to avoid application of the golden parachute excise tax to the extent that the net after-tax amount received by the Named Executive Officer in respect of such payments and benefits in the absence of such reduction would be less than the net after-tax amount received by them in respect of such payments and benefits as a result of such reduction.

Benchmark Electronics, Inc. • 2019 Proxy Statement	29

COMPENSATION TABLES AND NARRATIVES

Potential Payments upon Death or Disability

The amount of compensation payable to each Named Executive Officer’s estate upon the death or disability of the executive is shown below. The amounts shown assume that such termination was effective as of December 31, 2018, and thus include amounts earned through such time and are estimates of the amounts that would be paid to the executives’ estates upon their termination. The actual amounts to be paid can only be determined at the time of the executive’s death or disability. All contributions to the Deferred Compensation Plan are fully vested upon contribution and would be paid out upon death or disability. See “Compensation Tables and Narratives—Nonqualified Deferred Compensation.”

Name	Lump Sum Payment Attributable to Salary(1)	Lump Sum Payment Attributable to Cash Incentive Bonus(1)	Continuation of Health Insurance Benefits(2)	Vesting of Stock Awards(3)
Mr. Tufano	$—	$—	$25,000	$2,973,227
Mr. Lakkaraju	—	190,817	—	328,947
Mr. Buseman	—	189,000	—	292,771
Mr. Janick	—	109,038	—	405,872
Ms. Weeks	—	136,080	—	352,541

(1)

Payment based on executive’s annual base salary and cash incentive bonus as of December 31, 2018. The amounts do not include payments to the extent they are provided on a nondiscriminatory basis to salaried employees generally upon termination of employment, including accrued salary and vacation pay.

(2)	Estimated cost to the Company of providing health insurance benefits for 18 months following the death or disability of Mr. Tufano.

(3)

The value of the accelerated vesting benefit equals (A) the number of RSUs that would vest on an accelerated basis upon the death or disability of the Named Executive Officers, multiplied by (B) the closing price per share of the Common Shares on December 31, 2018.

CEO Pay Ratio

As required by SEC rules, the Company is disclosing the median of the annual total compensation of all employees of the Company (excluding the CEO), the annual total compensation of the CEO, and the ratio of the median of the annual total compensation of all employees to the annual total compensation of the CEO. The pay ratio below is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described below.

Consistent with SEC rules, the Company reviewed its global employee population at the end of December 31, 2018 to prepare the analysis. Using the Company’s internal records for December 31, 2018, the date selected by the Company for purposes of choosing the median employee, the global employee population consisted of approximately 10,844 individuals, with 28% of these individuals located in the United States, close to 48% in Asia, 9% in Europe and the remaining 15% in Mexico. Based on a review of the data as of December 31, 2018, the Company concluded that there has been no change in its employee population or employee compensation arrangements that it believes would significantly impact the pay ratio disclosure. As a result, the Company has re-identified the same median employee as It did for its 2017 pay ratio disclosure. The median employee was identified using the Company’s last payroll records of 2017 and the base salary paid to employees (annualized in the case of employees who joined the Company during 2017), excluding our CEO, as the Company believes this to be a consistently applied measure across its population. The base salaries of employees outside of the United States were converted using the prevailing currency exchange rate in December 2017. Other sources of compensation were then added to calculate the annual total compensation of the median employee.

For fiscal 2018, the median employee’s annual total compensation was $9,949 and the annual total compensation of the Company’s CEO was $5,113,072. Based on this information, the ratio of the annual total compensation of the Company’s CEO to the annual total compensation of its median employee for fiscal 2018 is 514:1. The median employee is a direct labor worker at our Suzhou, China manufacturing facility.

The Company has not made any of the adjustments permissible by the SEC, nor have any material assumptions or estimates been made to identify the median employee or to determine annual total compensation.

Compensation of Directors

Employee directors have never received any additional compensation for serving on the Board above the compensation they received for serving as officers of the Company. For information regarding compensation programs with respect to our Named Executive Officers, see “Compensation Discussion and Analysis.”

30	Benchmark Electronics, Inc. • 2019 Proxy Statement

COMPENSATION TABLES AND NARRATIVES

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting nonemployee director compensation, the Board considers the significant amount of time that directors spend in fulfilling their duties, as well as the skill they bring to the Board. Any changes to nonemployee director compensation practices are recommended by the Compensation Committee, working with its Consultant, for approval by the full Board.

The Compensation Committee annually reviews and evaluates nonemployee director compensation practices in relation to comparable companies. Based on its most recent review, conducted with the benefit of the committee’s Consultant, the committee recommended no increase in the annual retainer that has been paid to directors or the fees paid for attendance at Board and committee meetings. Each nonemployee director receives an RSU with a $150,000 value on the date of the annual shareholders meeting; a director first elected on a date other than the date of the annual shareholders meeting receives an RSU that is discounted on a pro rata basis for the portion of the year served. Each RSU vests quarterly over the one-year period following its issue.

In addition, nonemployee directors are subject to a minimum share ownership requirement. Within five years of the date the director joins the Board, each nonemployee director is required to directly own Common Shares of the Company with a market value of at least $180,000 (three times the annual board retainer). Messrs. Duncan, Gifford, Lamneck, McCreary, Scheible and Williams have met the ownership requirement. Mr. Carlson is required to comply with the requirement by July 2022. Ms. Raines is required to comply with the requirement by May 2023.

Cash Compensation Paid to Nonemployee Directors

The following table shows the 2018 nonemployee director compensation as determined by the Board upon the recommendation of the Compensation Committee. Accrued meeting fees and pro rata retainers are paid quarterly.

Annual Board Retainer	$60,000
Annual Non-Executive Board Chair Retainer	$80,000
Annual Audit Committee Chair Retainer	$20,000
Annual Compensation Committee Chair Retainer	$15,000
Annual Nominating/Corporate Governance Committee Chair Retainer	$12,500
Payment per Board meeting attended	$1,500
Payment per Committee meeting attended	$1,500

Directors are also reimbursed for their reasonable travel expenses incurred on Company business.

Equity-Based Compensation Program for Nonemployee Directors

In 2002, the Board adopted and shareholders approved the Benchmark Electronics, Inc. 2002 Stock Option Plan for Non-Employee Directors (the “2002 Plan”) for the benefit of members of the Board who are not employees of the Company or its Affiliates (as defined in the 2002 Plan). The purpose of the 2002 Plan was to encourage ownership of the Common Shares by eligible nonemployee directors, to increase their incentive to render services and exert maximum effort for the success of the Company, and to further align their interests with shareholders. The 2002 Plan terminated in February 2012 and was replaced by the Omnibus Plan; no additional grants may be made under the 2002 Plan. As of December 31, 2018, there were outstanding options for 10,000 Common Shares under the 2002 Plan.

During 2018, an aggregate 43,542 RSUs were granted to nonemployee directors under the Omnibus Plan. These awards vest in equal quarterly installments over a one-year period, starting from the grant date.

Benchmark Electronics, Inc. • 2019 Proxy Statement	31

COMPENSATION TABLES AND NARRATIVES

2018 Director Summary Compensation Table

The following table summarizes the cash and equity compensation for nonemployee directors during 2018. The Company did not grant any stock option awards to any of our nonemployee directors during 2018, and none of them is covered by a nonequity incentive plan, pension plan or nonqualified deferred compensation plan; accordingly these columns have been omitted.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
Bruce A. Carlson	$78,000	$149,982	$227,982
Douglas G. Duncan	90,500	149,982	240,482
Robert K. Gifford	81,750	149,982	231,732
Kenneth T. Lamneck	98,000	149,982	247,982
Jeffrey S. McCreary	78,000	149,982	227,982
Merilee Raines(2)	25,253	149,163	174,416
David W. Scheible	158,000	149,982	307,982
Clay C. Williams	89,250	149,982	239,232

(1)

The amounts reflect the aggregate fair value of RSUs granted pursuant the Omnibus Plan during 2018, computed in accordance with the provisions of FASB ASC Topic 718. The restricted stock unit awards were valued using the closing market price of the Common Shares on the grant date.

(2)	Ms. Raines was appointed to the Board in May 2018.

The following table sets forth information concerning stock options and RSUs held by our nonemployee directors as of December 31, 2018.

Name	Number of Securities Underlying Unexercised Options	Number of Shares or Units of Stock That Have Not Vested	Total
Mr. Scheible	—	2,722	2,722
Mr. Carlson	—	2,722	2,722
Mr. Duncan	—	2,722	2,722
Mr. Gifford	—	2,722	2,722
Mr. Lamneck	—	2,722	2,722
Mr. McCreary	—	2,722	2,722
Ms. Raines	—	2,717	2,717
Mr. Williams	10,000	2,722	12,722

32	Benchmark Electronics, Inc. • 2019 Proxy Statement

PROPOSAL 2 — ADVISORY VOTE ON COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

The Board is seeking a shareholder advisory vote to approve Named Executive Officer compensation. In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, we are providing shareholders an opportunity to cast a nonbinding, advisory vote to approve the compensation of our Named Executive Officers as disclosed above pursuant to the SEC’s compensation disclosure rules. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to approve or not approve our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement.

This Say-on-Pay vote is advisory only and not binding on the Company, the Compensation Committee or the Board; however, the committee and Board will take the outcome of this vote into account when considering future compensation arrangements for our Named Executive Officers.

As selected by our shareholders at the 2017 annual meeting (commonly referred to as a “Say-on-Frequency” vote) and approved by our Board, the Say-on-Pay vote is held annually. The next Say-on-Frequency vote will occur in 2023.

Recommendation

✓	The Board recommends that shareholders vote FOR the following resolution:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed above pursuant to the compensation disclosure rules of the SEC, is hereby APPROVED.

Unless a proxy is marked to give a different direction, the persons named in the proxy will vote FOR the approval of the compensation of our Named Executive Officers as disclosed in this Proxy Statement.

Benchmark Electronics, Inc. • 2019 Proxy Statement	33

COMMON SHARE OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership, as defined in Rule 13d-3 under the Exchange Act, of Common Shares as of March 19, 2019, by each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Shares, each director and nominee for director of the Company, each Named Executive Officer of the Company and all directors and executive officers of the Company as a group.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Benchmark Electronics, Inc., 56 South Rockford Drive, Tempe, Arizona 85281.

Beneficial Owners	Common Shares Beneficially Owned (1)		Percentage of Outstanding Common Shares
Stephen J. Beaver	—		(3)
Michael D. Buseman	2,929		(3)
Bruce A. Carlson	9,191	(2)	(3)
Douglas G. Duncan	35,968	(2)	(3)
Robert K. Gifford	16,225	(2)	(3)
Jan M. Janick	7,444		(3)
Roop K. Lakkaraju	2,591		(3)
Kenneth T. Lamneck	30,462	(2)	(3)
Jeffrey S. McCreary	45,425	(2)	(3)
Merilee Raines	5,434	(4)	(3)
David W. Scheible	43,827	(2)	(3)
Paul J. Tufano	94,044		(3)
Clay C. Williams	63,990	(5)	(3)
Lisa K. Weeks	51,094	(6)	(3)
Jeffrey W. Benck	—	(7)	(3)
Directors and current executive officers as a group (14 persons)	410,799	(8)	1.0%
BlackRock Inc.	6,502,298	(9)(10)	16.1%
40 East 52nd Street
New York, New York 10022
Vanguard Group, Inc.	4,671,393	(9)(11)	11.6%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355
Dimensional Fund Advisors LP	3,818,435	(9)(12)	9.5%
Palisades West, Building One
6300 Bee Cave Road
Austin, Texas 78746

(1)	Unless otherwise noted, each person identified possesses sole voting and dispositive power with respect to the shares listed, subject to community property laws.

(2)	Includes 1,361 shares to be acquired upon the vesting of RSUs within 60 days of March 19, 2019.

(3)	Less than 1%.

(4)	Includes 1,358 shares to be acquired upon the vesting of RSUs within 60 days of March 19, 2019.

(5)	Includes 10,000 shares that may be acquired upon the exercise of options currently exercisable and 1,361 shares to be acquired upon the vesting of RSUs within 60 days of March 19, 2019.

(6)	Includes 43,793 shares that may be acquired upon the exercise of options currently exercisable.

(7)	Mr. Benck became a director on March 18, 2019 upon joining the Company.

(8)	Includes 53,793 shares that may be acquired upon the exercise of options currently exercisable and 10,885 shares to be acquired upon the vesting of RSUs within 60 days of March 19, 2019.

(9)	Based solely on information filed with the SEC.

(10)

According to a January 24, 2019 Schedule 13G filing: (i) BlackRock, Inc. has sole power to vote or direct the vote of 6,367,937 shares and sole power to dispose or direct the disposition of 6,502,298 shares and (ii) holds such shares in its capacity as investor advisor.

(11)

According to a February 11, 2019 Schedule 13G filing: (i) Vanguard Group, Inc. has sole power to vote or direct the vote of 42,802 shares, share power to vote or direct the vote of 7,900 shares, shared power to dispose or direct the disposition of 47,002 shares and sole power to dispose or direct the disposition of 4,624,391 shares and (ii) holds such shares in its capacity as investor advisor.

(12)

According to a February 8, 2019 Schedule 13G filing: (i) Dimensional Fund Advisors LP has sole power to vote or direct the vote of 3,719,219 shares and sole power to dispose or direct the disposition of 3,818,435 shares and (ii) holds such shares in its capacity as investor advisor.

34	Benchmark Electronics, Inc. • 2019 Proxy Statement

PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee determined that the appointment of KPMG is in the best interest of the Company and shareholders and has appointed KPMG as the independent public accounting firm of the Company for the year ending December 31, 2019. Shareholders will be asked to ratify the appointment of KPMG at the Meeting. Ratification will require the affirmative vote of the holders of a majority of the outstanding Common Shares entitled to vote and present, in person or represented by proxy, at the Meeting. The current engagement partner began his services on the Company’s account in 2014. Representatives of KPMG will be present at the Meeting, will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

✓	The Board of Directors recommends a vote FOR the proposal to ratify the appointment of the independent public accounting firm.

Benchmark Electronics, Inc. • 2019 Proxy Statement	35

AUDIT COMMITTEE REPORT

Management is responsible for the Company’s financial reporting process, as well as the design and maintenance of systems of internal accounting and financial controls. The Audit Committee is responsible for providing independent, objective oversight of management’s conduct of the reporting process and the accounting and control systems. The committee operates under a written charter approved by the Board and met 11 times during 2018. The committee’s meetings are designed to facilitate and encourage communication between members of the committee and management, private communication between committee members and the Company’s internal auditors, and between committee members and the Company’s independent registered public accounting firm, KPMG.

The Audit Committee has sole authority for the selection and retention of the Company’s independent accountants. The independent accountants’ appointment is presented annually to shareholders for ratification. For 2018, the committee determined that it would be in the best interest of the Company and shareholders to again appoint KPMG as the independent accountants. KPMG has served as our auditor since 1986. The independent accountants are responsible for auditing the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee met with management, our internal auditor and KPMG to review and discuss the 2018 audited financial statements and matters related to Section 404 of the Sarbanes-Oxley Act of 2002. The committee also discussed with KPMG the matters required by the Public Company Accounting Oversight Board (“PCAOB”) rules, including PCAOB Auditing Standard No. 1301, Communications With Audit Committees. In addition, the committee received written disclosures and the letter from KPMG required by such rules regarding the independent accountants’ communications with the committee concerning independence, and the committee reviewed and discussed with KPMG the firm’s independence.

Based upon the Audit Committee’s review of the audited consolidated financial statements and the foregoing reviews and discussions, the committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 28, 2019.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a specific policy for pre-approval of services to be provided by the Company’s independent accountants. Under the policy, in addition to the annual audit engagement terms and fees, the committee pre-approves specific types of audit, audit-related, tax and non-audit services to be performed by the independent accountants throughout the year, as well as fee ranges for each specific service, based on the committee’s determination that the provision of the services would not be likely to impair the accounting firm’s independence. Any proposed services exceeding pre-approved cost levels require specific pre-approval by the committee. The pre-approval is effective for 12 months from the date of pre-approval, unless the committee specifically approves the provision of such services for a different period. The policy permits the committee to delegate pre-approval authority to one or more of its members to ensure prompt handling of unexpected matters, with such delegated pre-approvals to be ratified by the committee at its next meeting.

The following table presents fees for professional services provided by KPMG for 2018 and 2017, 100% of which were pre-approved by the Audit Committee.

	2018	2017
Audit Fees(1)	$1,778,437	$1,681,527
Audit-Related Fees(2)	19,331	99,436
Tax Fees(3)	378,848	483,263
All other fees(4)	—	—

Total fees	$2,176,616	$2,264,226

(1)

Includes fees billed for professional services rendered by KPMG for the audit of our annual financial statements for the years ended December 31, 2018 and 2017, the reviews of the condensed financial statements included in our quarterly reports on Form 10-Q in 2018 and 2017, the audit of the Company’s effectiveness of internal control over financial reporting, statutory audits required internationally, and services rendered by KPMG related to regulatory filings with the SEC.

(2)	Includes fees billed for professional services rendered by KPMG for contracted procedures.

(3)	Includes fees billed for professional services rendered by KPMG for domestic and international income tax planning, compliance, and tax work related to foreign entity statutory audits.

(4)	There were no other fees billed by KPMG for other professional services.

36	Benchmark Electronics, Inc. • 2019 Proxy Statement

AUDIT COMMITTEE REPORT

The Audit Committee has considered whether the services provided by KPMG as they related to other non-audit services are compatible with maintaining the firm’s independence. The committee has determined that provision of those services is compatible with maintaining the independence of KPMG as the Company’s registered public accounting firm.

Respectfully submitted,

Audit Committee

Kenneth T. Lamneck, Chair

Bruce A. Carlson

Douglas G. Duncan

Merilee Raines

Benchmark Electronics, Inc. • 2019 Proxy Statement	37

PROPOSAL 4 — APPROVAL OF

THE BENCHMARK ELECTRONICS, INC.

2019 OMNIBUS INCENTIVE COMPENSATION PLAN

General

On March 25, 2019, the Board approved, subject to the approval of our shareholders, the Benchmark Electronics, Inc. 2019 Omnibus Incentive Compensation Plan (which we refer to as the 2019 Plan). Our Board has approved the 2019 Plan as a flexible omnibus incentive compensation plan that would allow us to use different forms of compensation awards to attract, retain and reward eligible participants under the 2019 Plan and strengthen the mutuality of interests between management and our shareholders. The purpose of the 2019 Plan would be to promote the interests of the Company and our shareholders by (i) attracting and retaining exceptional directors, officers, employees and consultants (including prospective directors, officers, employees and consultants) and (ii) enabling such individuals to participate in our long-term growth and financial success. The 2019 Plan is intended to replace the Benchmark Electronics, Inc. 2010 Omnibus Incentive Compensation Plan (which we refer to as the 2010 Plan), which will automatically terminate upon shareholder approval of the 2019 Plan, at which time no further awards will be granted under the 2010 Plan. The 2010 Plan will continue to govern awards previously granted under the 2010 Plan. If our shareholders do not approve the 2019 Plan, the 2010 Plan will continue in effect until all Common Shares have been issued under such plan, or its expiration on May 18, 2020, whichever comes first.

If the 2019 Plan is approved, the number of Common Shares that will be available for issuance under the 2019 Plan pursuant to any form of equity awards permitted under the Plan, as described below, will be equal to the sum of (i) 1,700,000 Common Shares, (ii) the number of Common Shares remaining available for future grants of awards under the 2010 Plan as of the date on which our shareholders approve the 2019 Plan, and (iii) the number of Common Shares with respect to which awards granted under the 2010 Plan are forfeited (e.g., due to a recipient’s failure to satisfy applicable service or performance conditions) after the 2019 Plan is approved by the Company’s shareholders. As of March 19, 2019, approximately 1,461,824 Common Shares remain available for future grants of awards under the 2010 Plan and approximately 1,688,590 Common Shares were subject to outstanding awards under the 2010 Plan (assuming achievement of performance goals at target, where applicable). If all such awards outstanding under the 2010 Plan are forfeited after the date the 2019 Plan is approved by our shareholders, the number of Common Shares available for awards under the 2019 Plan would increase by a corresponding number of Common Shares.

Our fully-diluted capital structure (excluding awards outstanding under our equity compensation plans) as of March 19, 2019 consisted of:

Common Shares	40,294,492
Common Shares issuable upon conversion of Preferred Stock	—
Fully-Diluted Common Shares Outstanding	40,294,492

The table below represents our potential overhang levels based on our fully diluted Common Shares outstanding, as shown above, awards outstanding under our equity compensation plans and our request of 1,700,000 additional shares to be available for awards pursuant to the 2019 Plan.

Potential Overhang with 1,700,000 Additional Shares:
Outstanding Awards under Equity Compensation Plans as of March 19, 2019		1,688,590
Outstanding unvested full value awards under 2010 Plan	1,327,584
Outstanding unexercised options*	361,006
Weighted average remaining term	4.10
Weighted average exercise price	$20.29
Common Shares available for future grant under the 2010 Plan as of March 19, 2019		1,461,824
Additional requested Common Shares under the 2019 Plan		1,700,000
Total Potential Dilution, or Overhang		4,850,414
Potential Dilution as a Percentage of Fully-Diluted Common Shares Outstanding		10.74%

*

Includes 30,175 Common Shares subject to outstanding unexercised options granted under equity compensation plans other than the 2010 Plan, which will not become available for issuance under the 2019 Plan.

We believe that the request for 1,700,000 Common Shares under the 2019 Plan, in addition to the Common Shares that will remain available for future grants of awards under the 2010 Plan as of the date our shareholders approve the 2019 Plan will, on the basis of

38	Benchmark Electronics, Inc. • 2019 Proxy Statement

PROPOSAL 4 — APPROVAL OF THE BENCHMARK ELECTRONICS, INC.

current assumptions, ensure than enough shares remain available for issuance under the 2019 Plan to fulfill the purposes of the 2019 Plan for the next several years. Our Board believes that the proposed terms of the 2019 Plan are consistent with current market practices and that the Common Shares that will be available under the 2019 Plan represent a reasonable amount of potential equity dilution and allows us to continue awarding equity incentives, which are an important component of our overall compensation program.

Material Features of the 2019 Plan

•

No liberal share recycling. The 2019 Plan prohibits the reuse of Common Shares withheld or delivered to satisfy the exercise price of an option or stock appreciation right or to satisfy tax withholding obligations. The 2019 Plan also prohibits “net share counting” upon the exercise of stock appreciation rights.

•

“Double-trigger” vesting of awards upon a change in control. Subject to the applicable award agreement, if awards granted under the 2019 Plan were assumed by an acquirer in connection with a change in control of us, such awards would not automatically vest or pay out solely upon consummation of the change in control. Instead, such awards would accelerate vesting only if the employee is terminated without cause within 24 months following the change in control.

•	No liberal change in control definition. The definition of change in control would require consummation, not only shareholder approval, of a merger or similar corporate transaction.

•

No repricing of options or stock appreciation rights. Shareholder approval would be required to reprice options or stock appreciation rights with an exercise price that is less than the original exercise price.

•

No discount options or stock appreciation rights. The 2019 Plan prohibits the grant of options or stock appreciation rights with an exercise price that is less than the fair market value of Common Shares as of the grant date.

•	Awards subject to clawback. Awards under the 2019 Plan held by our executive officers would be subject to recoupment in accordance with our performance-based compensation clawback policy.

Set forth below is a summary of the 2019 Plan, which is qualified in its entirety by the specific language of the 2019 Plan, a copy of which is attached to this proxy statement as Annex A.

Summary of the 2019 Plan

Types of Awards. The 2019 Plan would provide for the grant of options intended to qualify as incentive stock options (“ISOs”) under Section 422 of the Code, nonqualified stock options (“NSOs”), stock appreciation rights (“SARs”), restricted share awards, restricted stock units (“RSUs”), performance shares, performance units, cash incentive awards, deferred share units and other equity-based and equity-related awards.

Plan Administration. The 2019 Plan would be administered by the Compensation Committee of our Board or such other committee our Board designates to administer the 2019 Plan (the “Committee”). Subject to the terms of the 2019 Plan and applicable law, the Committee would have sole authority to administer the 2019 Plan, including, but not limited to, the authority to (1) designate participants, (2) determine the type or types of awards to be granted to a participant, (3) determine the number of Common Shares to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with, awards, (4) determine the terms and conditions of any awards, (5) determine the vesting schedules of awards and, if certain performance goals must be attained in order for an award to vest or be settled or paid, establish such performance goals and determine whether, and to what extent, such performance goals have been attained, (6) determine whether, to what extent and under what circumstances awards may be settled or exercised in cash, Common Shares, other securities, other awards or other property, or canceled, forfeited or suspended and the method or methods by which awards may be settled, exercised, canceled, forfeited or suspended, (7) determine whether, to what extent and under what circumstances cash, Common Shares, other securities, other awards, other property and other amounts payable with respect to an award will be deferred either automatically or at the election of the holder thereof or of the Committee, (8) interpret, administer, reconcile any inconsistency in, correct any default in and/or supply any omission in, the 2019 Plan and any instrument or agreement relating to, or award made under, the 2019 Plan, (9) establish, amend, suspend or waive such rules and regulations and appoint such agents as it deems appropriate for the proper administration of the 2019 Plan, (10) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, awards, (11) amend an outstanding award or grant a replacement award for an award previously granted under the 2019 Plan if, in its sole discretion, the Committee determines that (A) the tax consequences of such award to us or the participant differ from those consequences that were expected to occur on the date the award was granted or (B) clarifications or interpretations of, or changes to, tax law or regulations permit awards to be granted that have more favorable tax consequences than

Benchmark Electronics, Inc. • 2019 Proxy Statement	39

PROPOSAL 4 — APPROVAL OF THE BENCHMARK ELECTRONICS, INC.

initially anticipated and (12) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the 2019 Plan. However, the Committee does not have the authority to accelerate vesting of an award other than (x) in connection with the participant’s death or disability or (y) in connection with a termination following a change of control of us.

Shares Available For Awards. On March 19, 2019, as reported by the New York Stock Exchange, the last reported sales price of our Common Shares was $26.04 per share. Subject to adjustment for changes in capitalization, the maximum aggregate number of Common Shares that may be delivered pursuant to awards granted under the 2019 Plan would be equal to the sum of (i) 1,700,000, (ii) the number of any Common Shares remaining available for future grants of awards under the 2010 Plan as of the date the 2019 Plan is approved by our shareholders and (iii) the number of any Common Shares with respect to awards granted under the 2010 Plan that are forfeited following the date that the 2019 Plan is approved by our shareholders (such sum, the Plan Share Limit). The number of shares with respect to forfeited awards under the 2010 Plan (x) would be determined based on the number of Common Shares subject to such award (and not by the number of Common Shares that reduced the maximum aggregate number of Common Shares available under the 2010 Plan upon grant of such award) and (y) would not include any Common Shares with respect to awards granted under the 2010 Plan that are withheld or tendered to the Company to satisfy the applicable tax withholding obligation or in payment of the exercise price of such award. A maximum of 1,700,000 Common Shares may be delivered pursuant to ISOs granted under the 2019 Plan.

Each Common Share with respect to which any award denominated in Common Shares is granted under the 2019 Plan would reduce the Plan Share Limit by one Common Share. Upon grant of a stock-settled SAR, each share with respect to which such stock-settled SAR is exercisable would be counted as one share against the Plan Share Limit, regardless of the number of Common Shares actually delivered upon settlement of such stock-settled SAR. Awards that are required to be settled in cash would not reduce the Plan Share Limit. If any award granted under the 2019 Plan is (A) forfeited, or otherwise expires, terminates or is canceled without the delivery of all Common Shares subject thereto, or (B) is settled other than by the delivery of Common Shares (including, without limitation, cash settlement), then, in each case, the number of Common Shares subject to such award that were not issued with respect to such award would not be treated as issued and the Plan Share Limit would be increased by the number of Common Shares by which the Plan Share Limit was reduced upon issuance of such award. Notwithstanding the foregoing, the Plan Share Limit would not be increased as a result of the surrender or tender of Common Shares in payment of the exercise price of an award or any taxes required to be withheld in respect of an award.

Subject to adjustment as described below, (1) in the case of awards that are settled in Common Shares, the maximum aggregate number of Common Shares with respect to which awards may be granted to any participant (other than awards granted to non-employee directors) in any fiscal year under the 2019 Plan would be 300,000 and (2) in the case of awards that are settled in cash based on the fair market value of a Common Share, the maximum aggregate amount of cash that may be paid pursuant to awards granted to any participant (other than awards granted to non-employee directors) in any fiscal year under the 2019 Plan would be equal to the per-Common Share fair market value (as defined in the 2019 Plan) as of the relevant vesting, payment or settlement date multiplied by 300,000. In the case of all awards other than those described in the preceding sentence, the maximum aggregate amount of cash and other property (valued at its fair market value) other than Common Shares that may be paid or delivered pursuant to awards under the 2019 Plan to any participant (other than awards granted to non-employee directors) in any fiscal year would be equal to $6,000,000.

Subject to adjustment as described below, (1) in the case of awards that are settled in Common Shares, the maximum aggregate number of Common Shares with respect to which awards may be granted to any non-employee director in any fiscal year under the 2019 Plan would be 25,000 and (2) in the case of awards that are settled in cash based on the fair market value of a Common Share, the maximum aggregate amount of cash that may be paid pursuant to awards granted to any non-employee director in any fiscal year under the 2019 Plan would be equal to the per-Common Share fair market value as of the relevant vesting, payment or settlement date multiplied by 25,000. In the case of all awards other than those described in the preceding sentence, and including cash retainer fees, the maximum aggregate amount of cash and other property (valued at its fair market value) other than Common Shares that may be paid or delivered pursuant to awards under the 2019 Plan to any non-employee director participant in any fiscal year would be equal to $600,000.

Changes in Capitalization. In the event of any extraordinary dividend or other extraordinary distribution, recapitalization, rights offering, stock split, reverse stock split, split-up or spin-off affecting the Common Shares, the Committee would make adjustments and other substitutions to awards under the 2019 Plan in the manner it determined to be appropriate or desirable. In the event of any reorganization, merger, consolidation, combination, repurchase or exchange of our Common Shares or other similar corporate transactions, the Committee in its discretion would be permitted to make such adjustments and other substitutions to the 2019 Plan and awards under the 2019 Plan as it deemed appropriate or desirable.

Substitute Awards. The Committee would be permitted to grant awards in assumption of, or in substitution for, outstanding awards previously granted by us or any of our affiliates or a company that we acquired or with which we combined. Any Common Shares issued by us through the assumption of or substitution for outstanding awards granted by a company that we acquired would not reduce the

40	Benchmark Electronics, Inc. • 2019 Proxy Statement

PROPOSAL 4 — APPROVAL OF THE BENCHMARK ELECTRONICS, INC.

aggregate number of Common Shares available for awards under the 2019 Plan, except that awards issued in substitution for ISOs would reduce the number of Common Shares available for ISOs under the 2019 Plan.

Source of Shares. Any shares issued under the 2019 Plan would consist, in whole or in part, of authorized and unissued Common Shares or of treasury shares.

Minimum Vesting Requirements. Awards granted under the Plan would not be permitted to vest any earlier than the first anniversary of the date of grant of the applicable award; provided that the following awards would not be subject to the minimum vesting requirement: (i) substitute awards (described above), (ii) awards granted to non-employee directors in connection with an annual shareholder meeting that vest on the earlier of the one-year anniversary of the date of grant and the next annual meeting of shareholders which is at least 50 weeks after the immediately preceding annual shareholder meeting and (iii) awards in respect of up to a maximum of 5% of the aggregate number of Common Shares that become available for grant under the 2019 Plan (subject to adjustment as described above). Notwithstanding the foregoing, the minimum vesting requirements would not apply to or limit the Committee’s authority under the 2019 Plan to vest awards earlier, as the Committee deems appropriate, upon the occurrence of a change of control or in the event of a participant’s termination of employment or service, in each case, as permitted by the 2019 Plan.

Eligible Participants. Any director, officer, employee or consultant (including any prospective director, officer, employee or consultant) of us or our affiliates, in each case, within the meaning of Form S-8, who the Committee selects to receive an award under the Plan or who receives a substitute award would be eligible to participate in the 2019 Plan. The Company currently has approximately 460 employees and seven non-employee directors eligible to participant in the 2019 Plan and currently expects that awards will be generally limited to approximately 260 employees [(including 7 officers), 0 consultants] and seven non-employee directors.

Stock Options. The Committee would be permitted to grant both ISOs and NSOs under the 2019 Plan. The exercise price for options would not be less than the fair market value of Common Shares on the grant date. The Committee would not be permitted to reprice any option granted under the 2019 Plan without the approval of our shareholders. All options granted under the 2019 Plan would be NSOs unless the applicable award agreement expressly stated that the option was intended to be an ISO.

Each option would vest and become exercisable at such times, and in such manner and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable award agreement or thereafter. Unless otherwise set forth in the applicable award agreement, each option would expire upon the earlier of (a) the tenth anniversary of the date the option was granted and (b) (i), in the case of participants who are not non-employee directors, three months after the participant who was holding the option ceased to be an officer, employee or consultant for us or one of our affiliates or (ii) in the case of participants who are non-employee directors, two years after the participant who was holding the option ceased to be a non-employee directors. The exercise price would be permitted to be paid (1) with cash (or its equivalent), (2) in the sole discretion of the Committee, with previously acquired Common Shares or through delivery of irrevocable instructions to a broker to sell our Common Shares otherwise deliverable upon the exercise of the option (provided that there was a public market for our Common Shares at such time) or (3) any other method or combination of methods approved by the Committee, provided that the combined value of all cash and cash equivalents and the fair market value of any such shares so tendered to us as of the date of such tender, together with any shares withheld by us in respect of taxes relating to an option, was at least equal to such aggregate exercise price plus taxes.

Stock Appreciation Rights. The Committee would be permitted to grant SARs under the 2019 Plan. The exercise price for SARs would not be less than the fair market value of our Common Shares on the grant date. The Committee would not be permitted to reprice any SAR granted under the 2019 Plan without the approval of our shareholders. Upon exercise of a SAR, the holder would receive cash, Common Shares, other securities, other awards, other property or a combination of any of the foregoing, as determined by the Committee, equal in value to the excess, if any, of the fair market value of a Common Share on the date of exercise of the SAR over the exercise price of the SAR. Subject to the provisions of the 2019 Plan and the applicable award agreement, the Committee would determine, at or after the grant of a SAR, the vesting criteria, term, methods of exercise, methods and form of settlement and any other terms and conditions of any SAR. Unless otherwise set forth in the applicable award agreement, each SAR would expire upon the earlier of (a) the tenth anniversary of the date the SAR was granted and (b) (i), in the case of participants who are not non-employee directors, three months after the participant who was holding the SAR ceased to be an officer, employee or consultant for us or one of our affiliates or (ii) in the case of participants who are non-employee directors, two years after the participant who was holding the SAR ceased to be a non-employee directors.

Restricted Shares and Restricted Stock Units. Subject to the provisions of the 2019 Plan, the Committee would be permitted to grant restricted shares and RSUs. Restricted shares and RSUs would not be permitted to be sold, assigned, transferred, pledged or otherwise encumbered except as provided in the 2019 Plan or the applicable award agreement, except that the Committee could determine that restricted shares and RSUs would be permitted to be transferred by the participant for no consideration. Each RSU would be granted

Benchmark Electronics, Inc. • 2019 Proxy Statement	41

PROPOSAL 4 — APPROVAL OF THE BENCHMARK ELECTRONICS, INC.

with respect to one Common Share or have a value equal to the fair market value of one such Common Share. Upon the lapse of restrictions applicable to an RSU, the RSU could be paid in cash, Common Shares, other securities, other awards or other property, or any combination thereof, as determined by the Committee, or in accordance with the applicable award agreement. In connection with each grant of restricted shares, except as provided in the applicable award agreement, the holder would be entitled to the rights of a shareholder in respect of such restricted shares, including the right to vote and receive dividends.

Performance Shares and Performance Units. Subject to the provisions of the 2019 Plan, the Committee would be permitted to grant performance shares and performance units to participants. Performance units would be awards with an initial value established by the Committee (or that was determined by reference to a valuation formula specified by the Committee) at the time of the grant. In its discretion, the Committee would set performance goals that, depending on the extent to which they were met during a specified performance period, would determine the number of performance shares the participant would vest in or the number and/or value of performance units that would be paid out to the participant. The Committee, in its sole discretion, would be permitted to pay earned performance units in the form of cash, Common Shares, other securities, other awards, or other property, or any combination thereof that would have an aggregate fair market value equal to the value of the earned performance units at the close of the applicable performance period. The determination of the Committee with respect to the form and timing of payout of performance units would be set forth in the applicable award agreement.

Cash Incentive Awards. Subject to the provisions of the 2019 Plan, the Committee would be permitted to grant cash incentive awards payable upon the attainment of performance goals.

Other Stock-Based Awards. Subject to the provisions of the 2019 Plan, the Committee would be permitted to grant to participants other equity-based or equity-related compensation awards, including vested stock. The Committee would be permitted to determine the amounts and terms and conditions of any such awards.

Dividends and Dividend Equivalents. Subject to the provisions of the 2019 Plan, the Committee would be permitted to, on such terms and conditions as it determines, provide a participant with the right to receive dividends or dividend equivalents, payable in cash, Common Shares, other securities, other awards or other property, on a current or deferred basis, on any award granted under the 2019 Plan other than stock options, SARs and cash incentive awards. However, a participant would only be eligible to receive dividends or dividend equivalents in respect of any such awards to the extent the applicable vesting criteria for such award have been satisfied and, in the case of any performance-based award that is payable upon the achievement of performance goal(s), a participant would be entitled to dividends or dividend equivalents in respect of such award only to the extent that the performance goal(s) for the applicable performance period are achieved and the Committee determines that all or some portion of such award has been earned for the performance period.

Amendment and Termination of the 2019 Plan. Subject to any applicable law or government regulation and to the rules of the applicable stock exchange, the 2019 Plan would be (a) permitted to be amended, modified or terminated by our Board, or in the case of certain amendments, by the Committee, without the approval of our shareholders, except that shareholder approval would be required for any amendment that would (a) increase the maximum number of Common Shares available for awards under the 2019 Plan or increase the maximum number of Common Shares that could be delivered pursuant to ISOs granted under the 2019 Plan or (b) change the class of employees or other individuals eligible to participate in the 2019 Plan. No modification, amendment or termination of the 2019 Plan that was adverse to a participant would be effective without the consent of the affected participant, unless otherwise provided by the Committee in the applicable award agreement.

The Committee would be permitted to waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate any award previously granted, prospectively or retroactively. However, unless otherwise provided by the Committee in the applicable award agreement or in the 2019 Plan, any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair the rights of any participant to any award previously granted would not to that extent be effective without the consent of the affected participant.

The Committee would be authorized to make adjustments in the terms and conditions of awards in the event of any unusual or nonrecurring corporate event (including the occurrence of a change of control of us) affecting us, any of our affiliates or our financial statements or the financial statements of any of our affiliates, or of changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles or law whenever the Committee, in its discretion, has determined that those adjustments were appropriate or desirable, including providing for the substitution or assumption of awards, accelerating the exercisability of, lapse of restrictions on, or termination of, awards or providing for a period of time for exercise prior to the occurrence of such event and, in its discretion, the Committee would be permitted to provide for a cash payment to the holder of an award in consideration for the cancelation of such award.

42	Benchmark Electronics, Inc. • 2019 Proxy Statement

PROPOSAL 4 — APPROVAL OF THE BENCHMARK ELECTRONICS, INC.

Change of Control. The 2019 Plan would provide that, unless otherwise provided in an award agreement, if provision is made in connection with a change of control of us for assumption of, or substitution for, awards previously granted with appropriate adjustments as to the number and kinds of shares and the exercise prices, if applicable, (such assumption or substitution is referred to as a rollover), all awards that are outstanding and unvested as of immediately prior to the change of control would remain outstanding and unvested immediately thereafter, provided that performance shares, performance units, cash incentive awards and any other performance-based awards would no longer be subject to the achievement of performance goals and would convert to corresponding service-based awards as of the change of control based on the greater of target performance and actual performance levels, which will be determined by the Committee in its sole discretion as of the most recent practicable date prior to the change of control. However, if within 24 months following a change of control, a participant’s employment or services, as applicable, with the Company is terminated without cause (as defined in the 2019 Plan):

•	any outstanding options or SARs then held by such participant would become fully exercisable and vested as of the date of such termination;

•

all performance shares, performance units, cash incentive awards and any other performance-based awards held by such participant that were granted following such change of control would be paid out as if (A) the date of such termination were the last day of the applicable performance period and (B) target performance levels had been attained; and

•

all other outstanding awards (including performance shares, performance units, cash incentive awards and any other performance-based awards converted to service-based awards in connection with a rollover of awards as of a change of control) then held by such participant would automatically become fully exercisable and vested and all restrictions and forfeiture provisions would lapse as of the date of such termination.

The 2019 Plan would further provide that, unless otherwise provided in an award agreement, in the event of a change of control of the Company, unless provision was made in connection with the change of control for rollover of awards previously granted:

•	any options and SARs outstanding as of the date the change of control was determined to have occurred would become fully exercisable and vested, as of immediately prior to the change of control;

•

all performance shares, performance units, cash incentive awards and any other performance-based awards would be paid out as if the date of the change of control were the last day of the applicable performance period and the greater of target performance and actual performance levels had been attained, which would be determined by the Committee in its sole discretion as of the most recent practicable date prior to the change of control; and

•

all other outstanding awards would automatically become fully exercisable and vested and all restrictions and forfeiture provisions related thereto would lapse as of immediately prior to such change of control.

Unless otherwise provided pursuant to an award agreement, a change of control would be defined to mean any of the following events, generally:

•

during any period of 24 consecutive calendar months, a change in the composition of a majority of the board of directors, as constituted on the first day of such period, that was not supported by a majority of the incumbent board of directors;

•

consummation of certain mergers or consolidations of the Company with any other corporation following which the Company’s shareholders hold 50% or less of the combined voting power of the surviving entity;

•

the shareholders approve a plan of complete liquidation or dissolution of the Company unless such liquidation or dissolution is part of a transaction or series of transactions described in the preceding bullet; or

•

certain acquisitions by any individual, entity or group of beneficial ownership of a percentage of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors that was equal to or greater than 50%.

Clawback/Repayment. All awards would be subject to reduction, cancelation, forfeiture, or recoupment to the extent necessary to comply with any clawback, forfeiture, or other similar policy adopted by the Board or the Committee and applicable law. Further, to the extent that a participant receives any amount in excess of the amount that the participant should otherwise have received under the terms of the award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations, or other administrative error), the Company would be permitted to require the participant to repay any such excess amount to the Company.

Term of the 2019 Plan. No award would be permitted to be granted under the 2019 Plan after the tenth anniversary of the date the 2019 Plan is approved by our shareholders.

Benchmark Electronics, Inc. • 2019 Proxy Statement	43

PROPOSAL 4 — APPROVAL OF THE BENCHMARK ELECTRONICS, INC.

Certain Federal Tax Aspects of the 2019 Plan

The following summary describes the U.S. federal income tax treatment associated with options awarded under the 2019 Plan. The summary is based on the law as in effect on March 29, 2019. The summary does not discuss state or local tax consequences or non-U.S. tax consequences.

Incentive Stock Options. Neither the grant nor the exercise of an ISO results in taxable income to the optionee for regular federal income tax purposes. However, an amount equal to (i) the per-share fair market value on the exercise date minus the exercise price at the time of grant multiplied by (ii) the number of shares with respect to which the ISO is being exercised will count as “alternative minimum taxable income” which, depending on the particular facts, could result in liability for the “alternative minimum tax” or AMT. If the optionee does not dispose of the shares issued pursuant to the exercise of an ISO until the later of the two-year anniversary of the date of grant of the ISO and the one-year anniversary of the date of the acquisition of those shares, then (a) upon a later sale or taxable exchange of the shares, any recognized gain or loss would be treated for tax purposes as a long-term capital gain or loss and (b) the Company would not be permitted to take a deduction with respect to that ISO for federal income tax purposes.

If shares acquired upon the exercise of an ISO were disposed of prior to the expiration of the later of the two-year and one-year holding periods described above (a disqualifying disposition), generally the optionee would realize ordinary income in the year of disposition in an amount equal to the lesser of (i) any excess of the fair market value of the shares at the time of exercise of the ISO over the amount paid for the shares and (ii) the excess of the amount realized on the disposition of the shares over the participant’s aggregate tax basis in the shares (generally, the exercise price). A deduction would be available to the Company equal to the amount of ordinary income recognized by the optionee. Any further gain realized by the optionee will be taxed as short-term or long-term capital gain and would not result in any deduction by the Company. A disqualifying disposition occurring in the same calendar year as the year of exercise would eliminate the AMT effect of the ISO exercise.

Special rules may apply where all or a portion of the exercise price of an ISO is paid by tendering shares, or if the shares acquired upon exercise of an ISO are subject to substantial forfeiture restrictions. The foregoing summary of tax consequences associated with the exercise of an ISO and the disposition of shares acquired upon exercise of an ISO assumes that the ISO is exercised during employment or within three months following termination of employment. The exercise of an ISO more than three months following termination of employment will result in the tax consequences described below for NSOs, except that special rules apply in the case of disability or death. An individual’s stock options otherwise qualifying as ISOs will be treated for tax purposes as NSOs (not as ISOs) to the extent that, in the aggregate, they first become exercisable in any calendar year for stock having a fair market value (determined as of the date of grant) in excess of $100,000.

Nonqualified Stock Options. An NSO (that is, a stock option that does not qualify as an ISO) would result in no taxable income to the optionee or deduction to the Company at the time it is granted. An optionee exercising an NSO would, at that time, realize taxable income equal to (i) the per-share fair market value on the exercise date minus the exercise price multiplied by (ii) the number of shares with respect to which the option is being exercised. If the NSO was granted in connection with employment, this taxable income would also constitute “wages” subject to withholding and employment taxes. A corresponding deduction would be available to the Company. The foregoing summary assumes that the shares acquired upon exercise of an NSO option are not subject to a substantial risk of forfeiture.

Section 162(m). Section 162(m) of the Code currently provides that if, in any year, the compensation that is paid to our named executive officers (or any person who was a named executive officer for any year beginning with 2017) exceeds $1,000,000 per person, any amounts that exceed the $1,000,000 threshold will not be deductible by us for federal income tax purposes.

Section 409A. Section 409A of the Code imposes restrictions on nonqualified deferred compensation. Failure to satisfy these rules results in accelerated taxation, an additional tax to the holder of the amount equal to 20% of the deferred amount and a possible interest charge. Stock options granted with an exercise price that is not less than the fair market value of the underlying shares on the date of grant will not give rise to “deferred compensation” for this purpose unless they involve additional deferral features. Stock options that would be awarded under the 2019 Plan are intended to be eligible for this exception.

New Plan Benefits

Awards granted under the 2019 Plan will be subject to the Committee’s discretion, and the Committee has not determined future awards or who might receive them. As a result, the benefits and amounts that will be awarded or paid under the 2019 Plan are not determinable at this time.

44	Benchmark Electronics, Inc. • 2019 Proxy Statement

PROPOSAL 4 — APPROVAL OF THE BENCHMARK ELECTRONICS, INC.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information about equity-based awards outstanding and Common Shares available for future awards under all of our equity compensation plans as of December 31, 2018, as required pursuant to SEC rules.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(a)		Weighted- average exercise price of outstanding options, warrants and rights(b)		Number of securities remaining available for future issuance (excluding securities reflected in column (a))(c)
Equity compensation plans approved by security holders	1,290,144	(1)	$20.35	(1)	2,699,904(2)

(1)	Includes 916,082 restricted share units and performance restricted share units. The weighted-average exercise price does not take these awards into account.
(2)	If the 2019 Plan is approved by our shareholders, the 2010 Plan would automatically terminate, at which time no further awards would be granted under the 2010 Plan.

The following table provides information about equity-based awards outstanding and Common Shares available for future awards under all of our equity compensation plans as of March 19, 2019.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(a)		Weighted- average exercise price of outstanding options, warrants and rights(b)		Number of securities remaining available for future issuance (excluding securities reflected in column (a))(c)
Equity compensation plans approved by security holders	1,688,590	(1)	$20.29	(1)	1,461,824(2)

(1)	Includes 1,327,584 restricted share units and performance restricted share units. The weighted-average exercise price does not take these awards into account.
(2)	If the 2019 Plan is approved by our shareholders, the 2010 Plan would automatically terminate, at which time no further awards would be granted under the 2010 Plan.

✓	The board recommends that the shareholders vote FOR the adoption of the 2019 omnibus incentive compensation plan.

Benchmark Electronics, Inc. • 2019 Proxy Statement	45

EXPENSES OF SOLICITATION

The cost of soliciting proxies on behalf of the Board will be borne by the Company. The Company has retained Innisfree M&A Incorporated to assist with the solicitation of proxies for an estimated fee of $15,000 plus reimbursement for expenses. Proxies may be solicited in person or by mail, telephone or electronic transmission on our behalf by our directors, officers or employees, and no additional compensation will be paid to such individuals. The Company will also request brokers and nominees to forward soliciting materials to the beneficial owners of the Common Shares held of record by such persons and will reimburse them for their reasonable forwarding expenses.

DATE OF SUBMISSION OF SHAREHOLDER

PROPOSALS AND DIRECTOR NOMINATIONS

In order for proposals submitted by the shareholders of the Company pursuant to Rule 14a-8 of the General Rules and Regulations under the Exchange Act to be included in the Company’s Proxy Statement and form of proxy relating to the 2020 annual meeting of shareholders, such proposals must be received at the Company’s principal executive offices no later than December 4, 2019. A shareholder choosing not to use the procedures established in Rule 14a-8 but wishing to submit a proposal at the Company’s 2020 annual meeting of shareholders must deliver written notice of the proposal at the Company’s principal executive offices no later than February 2, 2020, pursuant to Article 2, Section 12 of the Bylaws.

The Bylaws provide that shareholders who wish to nominate qualified candidates for election to the Board at the Company’s 2020 annual meeting of shareholders must deliver written notice of the nomination at the Company’s principal executive offices no later than January 29, 2020, pursuant to Article 2, Section 12 of the Bylaws and in accordance with the requirements set forth in Article 3, Section 8 of the Bylaws.

Please refer to the advance notice provisions of the Bylaws for additional information and requirements regarding shareholder nominations or other shareholder proposals. The Company will not consider any proposal or nomination that is not timely or otherwise does not meet the Bylaws and SEC requirements for submitting a proposal or nomination. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports with the SEC regarding their initial beneficial ownership and changes in beneficial ownership of Common Shares and other equity securities of the Company. Directors, officers and greater than 10% shareholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on review of the copies of the reports furnished to the Company and certain written representations provided to the Company by such persons, for the year ended December 31, 2018, all Section 16(a) filing requirements applicable to the Company’s directors, officers and greater than 10% beneficial owners were satisfied in a timely manner.

46	Benchmark Electronics, Inc. • 2019 Proxy Statement

FORM 10-K

The Company’s Annual Report on Form 10-K, including all exhibits, has been filed with the SEC. Upon payment of the Company’s reasonable expenses, the Company will furnish a copy of any exhibit to the Form 10-K to any shareholder who makes a written request therefore to Investor Relations, Benchmark Electronics, Inc., 56 South Rockford Drive, Tempe, Arizona 85281. The Annual Report on Form 10-K is also available on our website at Bench.com

OTHER MATTERS

The Board does not intend to bring any other matter before the Meeting and has not been informed that any other matter is to be presented by others. If any other matter properly comes before the Meeting, the proxies will be voted in accordance with the discretion of the person or persons voting the proxies.

You are cordially invited to attend the Meeting. Your vote is very important no matter how many shares you own. You are urged to read this Proxy Statement carefully and, whether or not you plan to attend the Meeting, to promptly submit a proxy: (a) by telephone or the internet following the instructions in the Notice or the proxy card or (b) by signing, dating and returning the proxy card. A prompt response will be greatly appreciated.

By order of the Board of Directors,

  /s/ Stephen J. Beaver

Stephen J. Beaver

Secretary

Benchmark Electronics, Inc. • 2019 Proxy Statement	47

ANNEX A

BENCHMARK ELECTRONICS, INC.

2019 OMNIBUS INCENTIVE COMPENSATION PLAN

SECTION 1. Purpose. The purpose of this Benchmark Electronics, Inc. 2019 Omnibus Incentive Compensation Plan (the “Plan”) is to promote the interests of Benchmark Electronics, Inc. and its shareholders by (a) attracting and retaining exceptional directors, officers, employees and consultants (including prospective directors, officers, employees and consultants) of the Company (as defined below) and its Affiliates (as defined below) and (b) enabling such individuals to participate in the growth and financial success of the Company. If approved, the Plan is intended to replace the Benchmark Electronics, Inc. 2010 Omnibus Incentive Compensation Plan (as amended, the “Prior Plan”), which Prior Plan shall be automatically terminated and replaced and superseded by the Plan on the Effective Date, except that any awards granted under the Prior Plan shall remain in effect pursuant to their terms.

SECTION 2. Definitions. As used herein, the following terms shall have the meanings set forth below:

“Affiliate” means (a) any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company and/or (b) any entity in which the Company has a significant equity interest, in either case, as determined by the Committee.

“Applicable Exchange” means, as of any time, the New York Stock Exchange or such other securities exchange, if any, as may be at such time the principal market for Shares.

“Award” means any award that is permitted under Section 6 and granted under the Plan.

“Award Agreement” means any written or electronic agreement, contract or other instrument or document evidencing any Award, which may (but need not) require execution or acknowledgment by a Participant.

“Board” means the Board of Directors of the Company.

“Cash Incentive Award” means an Award granted pursuant to Section 6(e).

“Cause” shall (a) have the meaning set forth in an Award Agreement or individual employment or severance agreement between the Participant and the Company, if any, or (b) if there is no definition set forth in an Award Agreement or applicable employment or severance agreement, mean:

(i) the Participant’s failure to perform any of the Participant’s material duties to the Company, including, without limitation, a breach of the Company’s code of ethics, conflict of interest policy or employment policies;

(ii) the Participant’s misappropriation of a material business opportunity of the Company, including securing or attempting to secure any personal profit in connection with any transaction entered into on behalf of the Company;

(iii) the Participant’s misappropriation (or attempted misappropriation) of any Company funds or property;

(iv) the Participant’s conviction of, indictment for (or its procedural equivalent), or entering of a guilty plea or plea of no contest with respect to (or its procedural equivalent), a felony or any other crime involving dishonesty or theft of property;

(v) the Participant’s commission of one or more acts of sexual harassment in violation of applicable federal, state or local laws;

(vi) the Participant’s use of illegal drugs, abuse of controlled substances or abuse or excessive use of alcohol, which (in the case of alcohol use) interferes with or affects the Participant’s responsibilities to the Company or which reflects negatively upon the integrity or reputation of the Company; or

(vii) the Participant’s breach of the terms of any employment agreement, severance agreement, confidentiality agreement, non-competition agreement or non-solicitation agreement or any other material agreement between the Participant and the Company, after giving effect to the notification provisions, if any, and the mechanisms to remedy or cure such breach as described in any such agreement.

The Company shall determine, in its sole discretion, whether conduct constituting “Cause” has occurred for purposes of any Award. For purposes of this definition, (x) “Company” includes any Subsidiary or Affiliate and (y) “Cause” is not limited to events that have occurred before a termination of the Participant’s employment or services with the Company, nor is it necessary that the Company’s finding of “Cause” occur prior to termination of such employment or services with the Company.

Benchmark Electronics, Inc. • 2019 Proxy Statement	A-1

2019 OMNIBUS INCENTIVE COMPENSATION PLAN

“Change of Control” shall (a) have the meaning set forth in an Award Agreement or (b) if there is no definition set forth in an Award Agreement, mean the occurrence of any of the following events:

(i) during any period of 24 consecutive calendar months, individuals who were directors of the Company on the first day of such period (the “Incumbent Directors”) cease for any reason to constitute a majority of the Board; provided, however, that any individual becoming a director subsequent to the first day of such period whose election, or nomination for election, by the Company’s shareholders was approved by a vote of at least a majority of the Incumbent Directors shall be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person, in each case, other than the management of the Company or the Board;

(ii) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving (x) the Company or (y) any of its Subsidiaries, but in the case of this clause (y) only if Company Voting Securities (as defined below) are issued or issuable, or the sale or other disposition of all or substantially all the assets of the Company to an entity that is not an Affiliate (each of the foregoing events being hereinafter referred to as a “Reorganization”), in each case, unless, immediately following such Reorganization, (1) all or substantially all the individuals and entities who were the “beneficial owners” (as such term is defined in Rule 13d-3 under the Exchange Act (or a successor rule thereto)) of the securities eligible to vote for the election of the Board (“Company Voting Securities”) outstanding immediately prior to the consummation of such Reorganization continue to beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such Reorganization (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all the Company’s assets either directly or through one or more subsidiaries) (the “Continuing Company”) in substantially the same proportions as their ownership, immediately prior to the consummation of such Reorganization, of the outstanding Company Voting Securities (excluding, for purposes of determining such proportions, any outstanding voting securities of the Continuing Company that such beneficial owners hold immediately following the consummation of the Reorganization as a result of their ownership prior to such consummation of voting securities of any corporation or other entity involved in or forming part of such Reorganization other than the Company), (2) no Person (excluding any employee benefit plan (or related trust) sponsored or maintained by the Continuing Company or any corporation controlled by the Continuing Company) beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then outstanding voting securities of the Continuing Company and (3) at least a majority of the members of the board of directors of the Continuing Company (or equivalent body) were Incumbent Directors at the time of the execution of the definitive agreement providing for such Reorganization or, in the absence of such an agreement, at the time at which approval of the Board was obtained for such Reorganization;

(iii) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company unless such liquidation or dissolution is part of a transaction or series of transactions described in paragraph (ii) above that does not otherwise constitute a Change of Control; or

(iv) any Person, corporation or other entity or “group” (as used in Section 14(d)(2) of the Exchange Act) (other than (A) the Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or an Affiliate or (C) any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the voting power of the Company Voting Securities) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company Voting Securities; provided, however, that for purposes of this subparagraph (iv), the following acquisitions shall not constitute a Change of Control: (x) any acquisition directly from the Company, (y) any acquisition by an underwriter temporarily holding such Company Voting Securities pursuant to an offering of such securities or (z) any acquisition pursuant to a Reorganization that does not constitute a Change of Control for purposes of subparagraph (ii) above.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, and the regulations promulgated thereunder.

“Committee” means the compensation committee of the Board, or such other committee of the Board as may be designated by the Board to administer the Plan.

“Company” means Benchmark Electronics, Inc., a corporation organized under the laws of Texas, together with any successor thereto.

“Covered Person” shall have the meaning specified in Section 3(d).

A-2	Benchmark Electronics, Inc. • 2019 Proxy Statement

2019 OMNIBUS INCENTIVE COMPENSATION PLAN

“Deferred Share Unit” means a deferred share unit Award that represents an unfunded and unsecured promise to deliver Shares in accordance with the terms of the applicable Award Agreement.

“Effective Date” shall have the meaning specified in Section 10(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto, and the regulations promulgated thereunder.

“Exercise Price” means (a) in the case of Options, the price specified in the applicable Award Agreement as the price-per-Share at which Shares may be purchased pursuant to such Option or (b) in the case of SARs, the price specified in the applicable Award Agreement as the reference price-per-Share used to calculate the amount payable to the applicable Participant.

“Fair Market Value” means, except as otherwise provided in the applicable Award Agreement, (a) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee and (b) with respect to Shares as of any date, (i) the closing per-share sales price of the Shares (A) as reported by the Applicable Exchange for such date or (B) if the Shares are listed on any other national stock exchange, as reported on the stock exchange composite tape for securities traded on such stock exchange for such date or, with respect to each of clauses (A) and (B), if there were no sales on such date, on the closest preceding date on which there were sales of Shares or (ii) in the event there shall be no public market for the Shares on such date, the fair market value of the Shares as determined in good faith by the Committee.

“Incentive Stock Option” means an option to purchase Shares from the Company that (a) is granted under Section 6(b) and (b) is intended to qualify for special Federal income tax treatment pursuant to Sections 421 and 422 of the Code, as now constituted or subsequently amended, or pursuant to a successor provision of the Code, and which is so designated in the applicable Award Agreement.

“IRS” means the Internal Revenue Service or any successor thereto and includes the staff thereof.

“Non-Employee Director” means a member of the Board who is neither an employee of the Company nor an employee of any Affiliate.

“Nonqualified Stock Option” means an option to purchase Shares from the Company that (a) is granted under Section 6(b) and (b) is not an Incentive Stock Option.

“Option” means an Incentive Stock Option or a Nonqualified Stock Option or both, as the context requires.

“Participant” shall have the meaning specified in Section 5.

“Performance Goal” means, for a Performance Period, one or more goals established by the Committee for the Performance Period, which may be based on the attainment of specific levels of performance of the Company or any of its Subsidiaries, Affiliates, divisions or operational units, or any combination of the foregoing, and may include the following criteria and any other criteria determined by the Committee in its sole discretion: (a) share price, (b) net income or earnings before or after taxes (including earnings before interest, taxes, depreciation and/or amortization), (c) operating income, (d) earnings per share (including specified types or categories thereof), (e) cash flow (including specified types or categories thereof), (f) cash flow return on capital, (g) revenues (including specified types or categories thereof), (h) return measures (including specified types or categories thereof), (i) sales or product volume, (j) working capital, (k) gross or net profitability/profit margins, (l) objective measures of productivity or operating efficiency, (m) costs (including specified types or categories thereof), (n) budgeted expenses (operating and capital), (o) market share (in the aggregate or by segment), (p) level or amount of acquisitions, (q) economic value-added, (r) enterprise value, (s) book value and (t) customer satisfaction survey results. Such Performance Goals may be applied on an absolute basis, be relative to one or more peer companies of the Company or indices or any combination thereof or, if applicable, be computed on an accrual or cash accounting basis.

“Performance Period” means the one or more periods of time as the Committee may select over which the attainment of one or more Performance Goals shall be measured for the purpose of determining a Participant’s right to and the payment of an Award.

“Performance Share” means a Share that is granted under Section 6(e) that is subject to certain transfer restrictions, forfeiture provisions and achievement of such Performance Goals during the relevant Performance Period as the Committee shall establish at the time such Award is granted or thereafter.

“Performance Unit” means a restricted stock unit Award that is granted under Section 6(e) and that represents an unfunded and unsecured promise to deliver Shares, cash, other securities, other Awards or other property in accordance with the terms of the applicable Award Agreement and has a value set by the Committee (or that is determined by reference to a valuation formula specified by the Committee or the Fair Market Value of Shares) to be paid upon achievement of such Performance Goals during the relevant Performance Period as the Committee shall establish at the time such Award is granted or thereafter.

“Person” means a “person,” as such term is used in Section 13(d) of the Exchange Act.

Benchmark Electronics, Inc. • 2019 Proxy Statement	A-3

2019 OMNIBUS INCENTIVE COMPENSATION PLAN

“Plan” shall have the meaning specified in Section 1.

“Plan Share Limit” shall have the meaning specified in Section 4(a).

“Prior Plan” shall have the meaning specified in Section 1.

“Restricted Share” means a Share that is granted under Section 6(d) and that is subject to certain transfer restrictions, forfeiture provisions and/or other terms and conditions specified herein and in the applicable Award Agreement.

“RSU” means a restricted stock unit Award that is granted under Section 6(d) and that represents an unfunded and unsecured promise to deliver Shares, cash, other securities, other Awards or other property in accordance with the terms of the applicable Award Agreement.

“Rule 16b-3” means Rule 16b-3 as promulgated and interpreted by the SEC under the Exchange Act or any successor rule or regulation thereto as in effect from time to time.

“SAR” means a stock appreciation right Award that is granted under Section 6(c) and that represents an unfunded and unsecured promise to deliver Shares, cash, other securities, other Awards or other property equal in value to the excess, if any, of the Fair Market Value per Share over the Exercise Price per Share of the SAR, subject to the terms of the applicable Award Agreement.

“SEC” means the Securities and Exchange Commission or any successor thereto and shall include the staff thereof.

“Shares” means shares of common stock of the Company, $0.10 par value, or such other securities of the Company (a) into which such shares shall be changed by reason of a recapitalization, merger, consolidation, split-up, combination, exchange of shares or other similar transaction or (b) as may be determined by the Committee pursuant to Section 4(c).

“Subsidiary” means any entity in which the Company, directly or indirectly, possesses 50% or more of the total combined voting power of all classes of its stock.

“Substitute Awards” shall have the meaning specified in Section 4(d).

“Treasury Regulations” means all proposed, temporary and final regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

SECTION 3. Administration. (a) Composition of Committee. The Plan shall be administered by the Committee, which shall be composed of one or more directors, as determined by the Board; provided that, to the extent determined appropriate by the Board to comply with the rules of the Applicable Exchange and Rule 16b-3 and any other applicable laws or rules, the Committee shall be composed of two or more directors, all of whom shall be Non-Employee Directors and all of whom shall meet the independence requirements of the Applicable Exchange.

(b) Authority of Committee. Subject to the terms of the Plan and applicable law, and in addition to the other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have sole and plenary authority to administer the Plan, including the authority to (i) designate Participants, (ii) determine the type or types of Awards to be granted to a Participant, (iii) determine the number of Shares to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with, Awards, (iv) determine the terms and conditions of any Awards, (v) determine the vesting schedules of Awards and, if certain Performance Goals must be attained in order for an Award to vest or be settled or paid, establish such Performance Goals and determine whether, and to what extent, such Performance Goals have been attained, (vi) determine whether, to what extent and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended, (vii) determine whether, to what extent and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee, (viii) interpret, administer, reconcile any inconsistency in, correct any default in and/or supply any omission in, the Plan and any instrument or agreement relating to, or Award made under, the Plan, (ix) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan, (x) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, Awards, (xi) amend an outstanding Award or grant a replacement Award for an Award previously granted under the Plan if, in its sole discretion, the Committee determines that (A) the tax consequences of such Award to the Company or the Participant differ from those consequences that were expected to occur on the date the Award was granted or (B) clarifications or interpretations of, or changes to, tax law or regulations permit Awards to be granted that have more favorable tax consequences than initially anticipated and (xii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan; provided, however, that notwithstanding the provisions of this Section 3(b), the Committee shall not have the authority to accelerate vesting of an Award other than (x) in connection with the Participant’s death or disability or (y) in connection with a termination following a Change of Control, as set forth in Section 8(a).

A-4	Benchmark Electronics, Inc. • 2019 Proxy Statement

2019 OMNIBUS INCENTIVE COMPENSATION PLAN

(c) Committee Decisions. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole and plenary discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all Persons, including the Company, any Affiliate, any Participant, any holder or beneficiary of any Award and any shareholder.

(d) Indemnification. No member of the Board, the Committee or any employee of the Company (each such person, a “Covered Person”) shall be liable for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award hereunder. Each Covered Person shall be indemnified and held harmless by the Company from and against (i) any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement and (ii) any and all amounts paid by such Covered Person, with the Company’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person; provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding, and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Company’s Amended and Restated Articles of Incorporation or Amended and Restated Bylaws. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under the Company’s Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.

(e) Delegation of Authority to Officers. The Committee may delegate, on such terms and conditions as it determines in its sole and plenary discretion, to one or more officers of the Company the authority to make grants of Awards to officers (other than any officer subject to Section 16 of the Exchange Act), employees and consultants of the Company and its Affiliates (including any prospective officer (other than any such officer who is expected to be subject to Section 16 of the Exchange Act), employee or consultant) and all necessary and appropriate decisions and determinations with respect thereto.

(f) Awards to Non-Employee Directors. Notwithstanding anything to the contrary contained herein, the Board may, in its sole and plenary discretion, at any time and from time to time, grant Awards to Non-Employee Directors or administer the Plan with respect to such Awards. In any such case, the Board shall have all the authority and responsibility granted to the Committee herein.

SECTION 4. Shares Available for Awards; Cash Payable Pursuant to Awards. (a) Shares and Cash Available. Subject to adjustment as provided in Section 4(c), the maximum aggregate number of Shares that may be delivered pursuant to Awards granted under the Plan shall be equal to the sum of (i) 1,700,000, (ii) any Shares remaining available for future grants of awards under the Prior Plan as of the date the Plan is approved by the Company’s shareholders and (iii) any Shares with respect to awards granted under the Prior Plan that are forfeited following the date that the Plan is approved by the Company’s shareholders (such sum, the “Plan Share Limit”); provided that, for the avoidance of doubt, the amount described in clause (iii) above (x) shall be determined based on the number of Shares subject to such award (and not by the number of Shares that reduced the maximum aggregate number of Shares available under the Prior Plan upon grant of such award) and (y) shall not include any Shares with respect to awards granted under the Prior Plan that are withheld or tendered to the Company to satisfy the applicable tax withholding obligation or in payment of the exercise price of such award. A maximum of [•] Shares may be delivered pursuant to Incentive Stock Options granted under the Plan. Each Share with respect to which an Award denominated in Shares is granted under the Plan shall reduce the Plan Share Limit by one Share. Upon grant of a stock-settled SAR, each Share with respect to which such stock-settled SAR is exercisable shall be counted as one Share against the Plan Share Limit, regardless of the number of Shares actually delivered upon settlement of such stock-settled SAR. Awards that are required to be settled in cash shall not reduce the Plan Share Limit. If any Award granted under the Plan is (A) forfeited, or otherwise expires, terminates or is canceled without the delivery of all Shares subject thereto, or (B) is settled other than by the delivery of Shares (including, without limitation, cash settlement), then, in each case, the number of Shares subject to such Award that were not issued with respect to such Award shall not be treated as issued hereunder and the Plan Share Limit shall be increased by the number of Shares by which the Plan Share Limit was reduced upon the issuance of such Award. Notwithstanding the foregoing, the Plan Share Limit shall not be increased as

Benchmark Electronics, Inc. • 2019 Proxy Statement	A-5

2019 OMNIBUS INCENTIVE COMPENSATION PLAN

a result of the surrender or tender of Shares to the Company in payment of the Exercise Price of an Award or any taxes required to be withheld in respect of an Award.

(b) Individual Limits. (i) Subject to adjustment as provided in Section 4(c), (A) in the case of Awards that are settled in Shares, the maximum aggregate number of Shares with respect to which Awards may be granted to any Participant (other than Awards granted to Non-Employee Directors) in any fiscal year of the Company under the Plan shall be 300,000, and (B) in the case of Awards that are settled in cash based on the Fair Market Value of a Share, the maximum aggregate amount of cash that may be paid pursuant to Awards granted to any Participant (other than Awards granted to Non-Employee Directors) in any fiscal year of the Company under the Plan shall be equal to the per-Share Fair Market Value as of the relevant vesting, payment or settlement date multiplied by 300,000. In the case of all Awards other than those described in the preceding sentence, the maximum aggregate amount of cash and other property (valued at its Fair Market Value) other than Shares that may be paid or delivered pursuant to Awards under the Plan to any Participant (other than Awards granted to Non-Employee Directors) in any fiscal year of the Company shall be equal to $6,000,000.

(ii) Subject to adjustment as provided in Section 4(c), (A) in the case of Awards that are settled in Shares, the maximum aggregate number of Shares with respect to which Awards may be granted to any Non-Employee Director in any fiscal year of the Company under the Plan shall be 25,000, and (B) in the case of Awards that are settled in cash based on the Fair Market Value of a Share, the maximum aggregate amount of cash that may be paid pursuant to Awards granted to any Non-Employee Director in any fiscal year of the Company under the Plan shall be equal to the per-Share Fair Market Value as of the relevant vesting, payment or settlement date multiplied by 25,000. In the case of all Awards other than those described in the preceding sentence, and including cash retainer fees, the maximum aggregate amount of cash and other property (valued at its Fair Market Value) other than Shares that may be paid or delivered pursuant to Awards under the Plan to any Non-Employee Director in any fiscal year of the Company shall be equal to $600,000.

(c) Adjustments for Changes in Capitalization and Similar Events. (i) In the event of any extraordinary dividend or other extraordinary distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, rights offering, stock split, reverse stock split, split-up or spin-off, the Committee shall, in the manner determined by the Committee to be appropriate or desirable, adjust any or all of (A) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, including (1) the Plan Share Limit, (2) the maximum aggregate number of Shares that may be delivered pursuant to Incentive Stock Options and (3) the maximum number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted to any Participant in any fiscal year of the Company, in each case, as provided in Section 4(b), and (B) the terms of any outstanding Award, including (1) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards or to which outstanding Awards relate and (2) the Exercise Price, if applicable, with respect to any Award.

(ii) In the event that the Committee determines that any reorganization, merger, consolidation, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee in its discretion to be appropriate or desirable, then the Committee may (A) in such manner as it may deem appropriate or desirable, adjust any or all of (1) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, including (x) the Plan Share Limit, (y) the maximum aggregate number of Shares that may be delivered pursuant to Incentive Stock Options and (z) the maximum number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted to any Participant in any fiscal year of the Company, in each case, as provided in Section 4(b), and (2) the terms of any outstanding Award, including (x) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards or to which outstanding Awards relate and (y) the Exercise Price, if applicable, with respect to any Award, (B) if deemed appropriate or desirable by the Committee, make provision for a cash payment to the holder of an outstanding Award in consideration for the cancelation of such Award, including, in the case of an outstanding Option or SAR, a cash payment to the holder of such Option or SAR in consideration for the cancelation of such Option or SAR in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Shares subject to such Option or SAR over the aggregate Exercise Price of such Option or SAR and (C) if deemed appropriate or desirable by the Committee, cancel and terminate any Option or SAR having a per-Share Exercise Price equal to, or in excess of, the Fair Market Value of a Share subject to such Option or SAR without any payment or consideration therefor.

(d) Substitute Awards. Subject to the restrictions on “repricing” of Options and SARs as set forth in Section 7(b), Awards may, in the discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted

A-6	Benchmark Electronics, Inc. • 2019 Proxy Statement

2019 OMNIBUS INCENTIVE COMPENSATION PLAN

by the Company or any of its Affiliates or a company acquired by the Company or any of its Affiliates or with which the Company or any of its Affiliates combines (“Substitute Awards”); provided, however, that in no event may any Substitute Award be granted in a manner that would violate the prohibitions on repricing of Options and SARs, as set forth in clauses (i), (ii), and (iii) of Section 7(b). The number of Shares underlying any Substitute Awards shall be counted against the Plan Share Limit; provided, however, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding awards previously granted by an entity that is acquired by the Company or any of its Affiliates or with which the Company or any of its Affiliates combines shall not be counted against the Plan Share Limit; provided further, however, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding stock options intended to qualify for special tax treatment under Sections 421 and 422 of the Code that were previously granted by an entity that is acquired by the Company or any of its Affiliates or with which the Company or any of its Affiliates combines shall be counted against the maximum aggregate number of Shares available for Incentive Stock Options under the Plan.

(e) Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

(f) Minimum Vesting Requirements. Notwithstanding any provision of the Plan to the contrary, Awards granted under the Plan shall vest no earlier than the first anniversary of the date of grant of the applicable Award; provided that the following Awards shall not be subject to the foregoing minimum vesting requirement: (i) Substitute Awards, (ii) Awards granted to Non-Employee Directors in connection with an annual shareholder meeting that vest on the earlier of the one-year anniversary of the date of grant and the next annual meeting of shareholders which is at least 50 weeks after the immediately preceding annual shareholder meeting and (iii) Awards in respect of up to a maximum of 5% of the aggregate number of Shares that become available for grant under the Plan (subject to adjustment as provided in Section 4(c)); provided further, that, notwithstanding the foregoing, the restrictions set forth in this Section 4(f) shall not apply to or limit the Committee’s authority under the Plan to vest Awards earlier, as the Committee deems appropriate, upon the occurrence of a Change of Control or in the event of a Participant’s termination of employment or service, in each case, as permitted by the Plan.

SECTION 5. Eligibility. Any director, officer, employee or consultant (including any prospective director, officer, employee or consultant) of the Company or its Affiliates, in each case, within the meaning of Form S-8, who is selected by the Committee to receive an Award under the Plan or who receives a Substitute Award pursuant to Section 4(d) shall be designated a “Participant”.

SECTION 6. Awards. (a) Types of Awards. Awards may be made under the Plan in the form of (i) Options, (ii) SARs, (iii) Restricted Shares, (iv) RSUs, (v) Performance Shares, (vi) Performance Units, (vii) Cash Incentive Awards, (viii) Deferred Share Units and (ix) other equity-based or equity-related Awards that the Committee determines are consistent with the purpose of the Plan and the interests of the Company. Awards may be granted in tandem with other Awards. No Incentive Stock Option (other than an Incentive Stock Option that may be assumed or issued by the Company in connection with a transaction to which Section 424(a) of the Code applies) may be granted to a Participant who is ineligible to receive an Incentive Stock Option under the Code.

(b) Options. (i) Grant. Subject to the provisions of the Plan, including Section 4(f), the Committee shall have sole and plenary authority to determine (A) the Participants to whom Options shall be granted, (B) subject to Section 4(b), the number of Shares subject to Options to be granted to each Participant, (C) whether each Option shall be an Incentive Stock Option or a Nonqualified Stock Option and (D) the conditions and limitations applicable to the vesting and exercise of each Option. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code and any regulations related thereto, as may be amended from time to time. All Options granted under the Plan shall be Nonqualified Stock Options unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. If an Option is intended to be an Incentive Stock Option, and if, for any reason, such Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan; provided that such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to Nonqualified Stock Options.

(ii) Exercise Price. The Exercise Price of each Share covered by an Option shall be not less than 100% of the Fair Market Value of such Share (determined as of the date the Option is granted); provided, however, in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Affiliate, the per-Share Exercise Price shall be no less than 110% of the Fair Market Value per Share on the date of the grant.

(iii) Vesting and Exercise. Each Option shall be vested and exercisable at such times, in such manner and subject to such terms and conditions as the Committee may, in its sole and plenary discretion, specify in the applicable Award Agreement or thereafter. An Option shall be deemed to be exercised when written or electronic notice of such exercise has been given to the Company in

Benchmark Electronics, Inc. • 2019 Proxy Statement	A-7

2019 OMNIBUS INCENTIVE COMPENSATION PLAN

accordance with the terms of the Award by the Person entitled to exercise the Award and full payment pursuant to Section 6(b)(iv) for the Shares with respect to which the Award is exercised has been received by the Company. Exercise of an Option in any manner shall result in a decrease in the number of Shares that thereafter may be available for sale under the Option. The Committee may impose such conditions with respect to the exercise of Options, including, without limitation, any conditions relating to the application of Federal or state securities laws, as it may deem necessary or advisable.

(iv) Payment. (A) No Shares shall be delivered pursuant to any exercise of an Option until payment in full of the aggregate Exercise Price therefor is received by the Company, and the Participant has paid to the Company (or the Company has withheld in accordance with Section 9(d)) an amount equal to any Federal, state, local and foreign income and employment taxes required to be withheld. Such payments may be made in cash (or its equivalent) or, in the Committee’s sole and plenary discretion, (1) by exchanging Shares owned by the Participant (which are not the subject of any pledge or other security interest), (2) if there shall be a public market for the Shares at such time, subject to such rules as may be established by the Committee, through delivery of irrevocable instructions to a broker to sell the Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the aggregate Exercise Price or (3) through any other method (or combination of methods) as approved by the Committee; provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Shares so tendered to the Company, together with any Shares withheld by the Company in accordance with Section 9(d), as of the date of such tender, is at least equal to such aggregate Exercise Price and the amount of any Federal, state, local or foreign income or employment taxes required to be withheld, if applicable.

(B) Wherever in the Plan or any Award Agreement a Participant is permitted to pay the Exercise Price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and shall withhold such number of Shares from the Shares acquired by the exercise of the Option.

(v) Expiration. Except as otherwise set forth in the applicable Award Agreement, each Option shall expire immediately, without any payment, upon the earlier of (A) the tenth anniversary of the date the Option is granted and (B) (1) in the case of Participants who are not Non-Employee Directors, three months after the date the Participant who is holding the Option ceases to be an officer, employee or consultant of the Company or one of its Affiliates or (2) in the case of Participants who are Non-Employee Directors, two years after the date the Participant who is holding the Option ceases to be a Non-Employee Director of the Company or one of its Affiliates. In no event may an Option be exercisable after the tenth anniversary of the date the Option is granted.

(c) SARs. (i) Grant. Subject to the provisions of the Plan, including Section 4(f), the Committee shall have sole and plenary authority to determine (A) the Participants to whom SARs shall be granted, (B) subject to Section 4(b), the number of SARs to be granted to each Participant and (C) the conditions and limitations applicable to the vesting and exercise of each SAR.

(ii) Exercise Price. The Exercise Price of each Share covered by a SAR shall be not less than 100% of the Fair Market Value of such Share (determined as of the date the SAR is granted).

(iii) Vesting and Exercise. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine, at or after the grant of a SAR, the vesting criteria, term, methods of exercise, methods and form of settlement and any other terms and conditions of any SAR. Any determination by the Committee that is made pursuant to this Section 6(c)(iii) may be changed by the Committee from time to time and may govern the exercise of SARs granted or exercised thereafter.

(iv) Payment. Each SAR shall entitle the Participant to receive an amount upon exercise equal to the excess, if any, of the Fair Market Value of a Share on the date of exercise of the SAR over the Exercise Price thereof. The Committee shall determine, in its sole and plenary discretion, whether a SAR shall be settled in cash, Shares, other securities, other Awards, other property or a combination of any of the foregoing.

(v) Expiration. Except as otherwise set forth in the applicable Award Agreement, each SAR shall expire immediately, without any payment, upon the earlier of (A) the tenth anniversary of the date the SAR is granted and (B) (1) in the case of Participants who are not Non-Employee Directors, three months after the date the Participant who is holding the SAR ceases to be an officer, employee or consultant of the Company or one of its Affiliates or (2) in the case of Participants who are Non-Employee Directors, two years after the date the Participant who is holding the SAR ceases to be a Non-Employee Director of the Company or one of its Affiliates. In no event may a SAR be exercisable after the tenth anniversary of the date the SAR is granted.

(d) Restricted Shares and RSUs. (i) Grant. Subject to the provisions of the Plan, including Section 4(f), the Committee shall have sole and plenary authority to determine (A) the Participants to whom Restricted Shares and RSUs shall be granted, (B) subject to Section 4(b), the

A-8	Benchmark Electronics, Inc. • 2019 Proxy Statement

2019 OMNIBUS INCENTIVE COMPENSATION PLAN

number of Restricted Shares and RSUs to be granted to each Participant and (C) the conditions and limitations applicable to the vesting of each Restricted Share and RSU.

(ii) Transfer Restrictions. Restricted Shares and RSUs may not be sold, assigned, transferred, pledged or otherwise encumbered except as provided in the Plan or as may be provided in the applicable Award Agreement; provided, however, that the Committee may, in its discretion, determine that Restricted Shares and RSUs may be transferred by the Participant for no consideration. Restricted Shares may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Shares are registered in the name of the applicable Participant, such certificates must bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Shares, and the Company may, at its discretion, retain physical possession of such certificates until such time as all applicable restrictions lapse.

(iii) Payment/Lapse of Restrictions. Each RSU shall be granted with respect to one Share or shall have a value equal to the Fair Market Value of one Share. RSUs shall be paid in cash, Shares, other securities, other Awards or other property (or in a combination thereof), as determined in the sole and plenary discretion of the Committee, upon the lapse of restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement.

(e) Performance Shares and Performance Units. (i) Grant. Subject to the provisions of the Plan, including Section 4(f), the Committee shall have sole and plenary authority to determine (A) the Participants to whom Performance Shares and Performance Units shall be granted, (B) subject to Section 4(b), the number of Performance Shares and Performance Units to be granted to each Participant, (C) the Performance Goals, which, subject to Section 4(b), shall determine the number and/or value, as applicable, of Performance Shares or Performance Units that shall vest and (D) any other conditions and limitations applicable to the vesting of each Performance Share and Performance Unit.

(ii) Value of Performance Units. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant.

(iii) Earning of Performance Shares and Performance Units. Subject to the provisions of the Plan, after the applicable Performance Period has ended, the holder of Performance Shares shall vest in a number of Performance Shares and the holder of Performance Units shall be entitled to receive a payout of a number and value of Performance Units, in each case, earned by the Participant over the Performance Period, to be determined by the Committee, in its sole and plenary discretion, as a function of the extent to which the corresponding Performance Goals have been achieved.

(iv) Form and Timing of Payment of Performance Units. Subject to the provisions of the Plan, the Committee, in its sole and plenary discretion, may pay earned Performance Units in the form of cash, Shares, other securities, other Awards or property (or in any combination thereof) that have an aggregate Fair Market Value equal to the value of the earned Performance Units at the close of the applicable Performance Period. Such Shares may be granted subject to any restrictions in the applicable Award Agreement deemed appropriate by the Committee. The determination of the Committee with respect to the form and timing of payout of such Awards shall be set forth in the applicable Award Agreement.

(f) Cash Incentive Awards. Subject to the provisions of the Plan, the Committee, in its sole and plenary discretion, shall have the authority to grant Cash Incentive Awards. Subject to Section 4(b), the Committee shall establish Cash Incentive Award levels to determine the amount of a Cash Incentive Award payable upon the attainment of Performance Goals.

(g) Other Stock-Based Awards. Subject to the provisions of the Plan, including Section 4(f), the Committee shall have the sole and plenary authority to grant to Participants other equity-based or equity-related Awards (including Deferred Share Units and fully vested Shares) (whether payable in cash, equity or otherwise) in such amounts and subject to such terms and conditions as the Committee shall determine.

(h) Dividends and Dividend Equivalents. In the sole and plenary discretion of the Committee, an Award, other than an Option, SAR or Cash Incentive Award, may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities, other Awards or other property, on a current or deferred basis, on such terms and conditions as may be determined by the Committee in its sole and plenary discretion, including, without limitation, (i) payment directly to the Participant, (ii) withholding of such amounts by the Company subject to vesting of the Award or (iii) reinvestment in additional Shares, Restricted Shares or other Awards; provided, however, that a Participant shall be eligible to receive dividends or dividend equivalents in respect of any Award only to the extent that the applicable vesting criteria for such Award have been satisfied and, in the case of any performance-based Award that is payable upon the achievement of Performance Goal(s), the Performance Goal(s) for the relevant Performance Period are achieved, and the Committee determines that all or some portion of such Award has been earned for such Performance Period.

SECTION 7. Amendment and Termination. (a) Amendments to the Plan. Subject to any applicable law or government regulation and to the rules of the Applicable Exchange or any successor exchange or quotation system on which the Shares may be listed or quoted, the

Benchmark Electronics, Inc. • 2019 Proxy Statement	A-9

2019 OMNIBUS INCENTIVE COMPENSATION PLAN

Plan may be amended, modified or terminated by the Board, or amended by the Committee pursuant to Section 9(m), without the approval of the shareholders of the Company, except that shareholder approval shall be required for any amendment that would (i) increase the Plan Share Limit or increase the maximum number of Shares that may be delivered pursuant to Incentive Stock Options granted under the Plan; provided, however, that any adjustment under Section 4(c) shall not constitute an increase for purposes of this Section 7(a), or (ii) change the class of employees or other individuals eligible to participate in the Plan. No amendment, modification or termination of the Plan may, without the consent of the Participant to whom any Award shall theretofore have been granted, materially and adversely affect the rights of such Participant (or his or her transferee) under such Award, unless otherwise provided by the Committee in the applicable Award Agreement.

(b) Amendments to Awards. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate any Award theretofore granted, prospectively or retroactively; provided, however, that, except as set forth in the Plan, unless otherwise provided by the Committee in the applicable Award Agreement, any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the applicable Participant, holder or beneficiary. Notwithstanding the preceding sentence, in no event may any Option or SAR (i) be amended to decrease the Exercise Price thereof, (ii) be cancelled at a time when its Exercise Price exceeds the Fair Market Value of the underlying Shares in exchange for another Option or SAR or any Restricted Share, RSU, other equity-based Award, award under any other equity-compensation plan or any cash payment or (iii) be subject to any action that would be treated, for accounting purposes, as a “repricing” of such Option or SAR, unless such amendment, cancelation or action is approved by the Company’s shareholders. For the avoidance of doubt, an adjustment to the Exercise Price of an Option or SAR that is made in accordance with Section 4(c) or Section 8 shall not be considered a reduction in Exercise Price or “repricing” of such Option or SAR.

(c) Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. Subject to the penultimate sentence of Section 7(b), the Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(c) or the occurrence of a Change of Control) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles or law (i) whenever the Committee, in its sole and plenary discretion, determines that such adjustments are appropriate or desirable, including, without limitation, providing for a substitution or assumption of Awards, accelerating the exercisability of, lapse of restrictions on, or termination of, Awards or providing for a period of time for exercise prior to the occurrence of such event, (ii) if deemed appropriate or desirable by the Committee, in its sole and plenary discretion, by providing for a cash payment to the holder of an Award in consideration for the cancelation of such Award, including, in the case of an outstanding Option or SAR, a cash payment to the holder of such Option or SAR in consideration for the cancelation of such Option or SAR in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Shares subject to such Option or SAR over the aggregate Exercise Price of such Option or SAR and (iii) if deemed appropriate or desirable by the Committee, in its sole and plenary discretion, by canceling and terminating any Option or SAR having a per-Share Exercise Price equal to, or in excess of, the Fair Market Value of a Share subject to such Option or SAR without any payment or consideration therefor.

SECTION 8. Change of Control. (a) Unless otherwise provided in the applicable Award Agreement, in the event of a Change of Control, if provision is made in connection with the Change of Control for (x) assumption of Awards previously granted or (y) substitution for such Awards of new awards covering stock of a successor corporation or its “parent corporation” (as defined in Section 424(e) of the Code) or “subsidiary corporation” (as defined in Section 424(f) of the Code) with appropriate adjustments as to the number and kinds of shares and the Exercise Prices, if applicable (such assumption or substitution, a “Rollover”), all Awards that are outstanding and unvested as of immediately prior to the Change of Control (after giving effect to any action by the Committee pursuant to Section 7(c)) shall remain outstanding and unvested immediately thereafter; provided, however, that Performance Shares, Performance Units, Cash Incentive Awards and any other performance-based Awards shall no longer be subject to the achievement of Performance Goals and shall convert to corresponding service-based Awards as of the Change of Control based on the greater of target performance and actual performance levels, which shall be determined by the Committee in its sole discretion as of the most recent practicable date prior to the Change of Control; provided further, that, if within 24 months following a Change of Control, a Participant’s employment or services, as applicable, with the Company and its Affiliates is terminated without Cause, then (i) any outstanding Options or SARs then held by such Participant that are unexercisable or otherwise unvested shall automatically be deemed exercisable or otherwise vested, as the case may be, as of the date of such termination, (ii) all Performance Shares, Performance Units, Cash Incentive Awards and any other performance-based Awards held by such Participant that were granted following such Change of Control shall automatically vest and be paid out immediately as if (A) the date of such termination were the last day of the applicable Performance Period and (B) “target” performance levels had been attained and (iii) all other outstanding Awards (i.e., other than Options, SARs, Performance Shares, Performance Units, Cash

A-10	Benchmark Electronics, Inc. • 2019 Proxy Statement

2019 OMNIBUS INCENTIVE COMPENSATION PLAN

Incentive Awards and any other performance-based Awards, but including, for the avoidance of doubt, Performance Shares, Performance Units, Cash Incentive Awards and any other performance-based Awards that have been converted to corresponding service-based awards in connection with a Rollover of Awards as of a Change of Control) then held by such Participant that are unexercisable, unvested or still subject to restrictions or forfeiture, shall automatically be deemed exercisable and vested and all restrictions and forfeiture provisions related thereto shall lapse as of the date of such termination.

(b) Notwithstanding Section 8(a) and unless otherwise provided in the applicable Award Agreement, in the event of a Change of Control, unless provision is made in connection with the Change of Control for a Rollover of Awards previously granted, then (i) any outstanding Options or SARs then held by Participants that are unexercisable or otherwise unvested shall automatically be deemed exercisable or otherwise vested, as the case may be, as of immediately prior to such Change of Control, (ii) all Performance Shares, Performance Units, Cash Incentive Awards and any other performance-based Awards shall automatically vest and be settled as if (A) the date of the Change of Control were the last day of the applicable Performance Period and (B) the greater of target performance and actual performance levels had been attained, which shall be determined by the Committee in its sole discretion as of the most recent practicable date prior to the Change of Control, and (iii) all other outstanding Awards (i.e., other than Options, SARs, Performance Shares, Performance Units, Cash Incentive Awards and any other performance-based Awards) then held by Participants that are unexercisable, unvested or still subject to restrictions or forfeiture, shall automatically be deemed exercisable and vested, and all restrictions and forfeiture provisions related thereto shall lapse, as of immediately prior to such Change of Control.

(c) Notwithstanding any provision of this Section 8 to the contrary, unless otherwise provided in the applicable Award Agreement, if any amount payable pursuant to an Award constitutes deferred compensation (within the meaning of Section 409A of the Code), in the event of a Change of Control, to the extent an Award is deemed exercisable, vested, free of restrictions and forfeiture provisions and/or otherwise payable, as of immediately prior to such Change of Control, as provided in Section 8(a), if such Change of Control does not qualify as an event described in Section 409A(a)(2)(A)(v) of the Code, such Awards (and any other Awards that constitute deferred compensation that vested prior to the date of such Change of Control but are outstanding as of such date) shall not be settled until the earliest permissible payment event under Section 409A of the Code following such Change of Control.

SECTION 9. General Provisions. (a) Nontransferability. Except as otherwise specified in the applicable Award Agreement, during the Participant’s lifetime each Award (and any rights and obligations thereunder) shall be exercisable only by the Participant, or, if permissible under applicable law, by the Participant’s legal guardian or representative, and no Award (or any rights and obligations thereunder) may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that (i) the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance and (ii) the Board or the Committee may permit further transferability, on a general or specific basis, and may impose conditions and limitations on any permitted transferability; provided, however, that Incentive Stock Options granted under the Plan shall not be transferable in any way that would violate Section 1.422-2(a)(2) of the Treasury Regulations and in no event may any Award (or any rights and obligations thereunder) be transferred in any way in exchange for value. All terms and conditions of the Plan and all Award Agreements shall be binding upon any permitted successors and assigns.

(b) No Rights to Awards. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated.

(c) Share Certificates. All certificates for Shares or other securities of the Company or any Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement or the rules, regulations and other requirements of the SEC, the Applicable Exchange or any other stock exchange or quotation system upon which such Shares or other securities are then listed or reported and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(d) Withholding. (i) Authority to Withhold. A Participant may be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant, the amount (in cash, Shares (which, in the case of an Award consisting of Restricted Shares, shall immediately be canceled upon vesting of such Award), other securities, other Awards or other property) of any applicable withholding taxes in respect of an Award, its exercise or any payment or transfer under an

Benchmark Electronics, Inc. • 2019 Proxy Statement	A-11

2019 OMNIBUS INCENTIVE COMPENSATION PLAN

Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such taxes.

(ii) Alternative Ways to Satisfy Withholding Liability. Without limiting the generality of clause (i) above, a Participant may satisfy, in whole or in part, the foregoing withholding liability by delivery of Shares owned by the Participant (which are not subject to any pledge or other security interest) having a Fair Market Value equal to such withholding liability or, at the discretion of the Participant, by having the Company withhold from the number of Shares otherwise issuable pursuant to the exercise of the Option or SAR, or the lapse of the restrictions on any other Award (in the case of SARs and other Awards, if such SARs and other Awards are settled in Shares), a number of Shares having a Fair Market Value equal to such withholding liability.

(e) Section 409A. (i) It is intended that the provisions of the Plan comply with Section 409A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code.

(ii) No Participant or the creditors or beneficiaries of a Participant shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under the Plan to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to any Participant or for the benefit of any Participant under the Plan may not be reduced by, or offset against, any amount owing by any such Participant to the Company or any of its Affiliates.

(iii) If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (A) such Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (B) the Company shall make a good faith determination that an amount payable pursuant to an Award constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it on the first business day after such six-month period. Such amount shall be paid without interest, unless otherwise determined by the Committee, in its sole discretion, or as otherwise provided in any applicable employment agreement between the Company and the relevant Participant.

(iv) Notwithstanding any provision of the Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to any Award as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on such Participant or for such Participant’s account in connection with an Award (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold such Participant harmless from any or all of such taxes or penalties.

(f) Award Agreements. Each Award hereunder shall be evidenced by an Award Agreement, which shall be delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto, including the effect on such Award of the death, disability or termination of employment or service of a Participant and the effect, if any, of such other events as may be determined by the Committee.

(g) No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, restricted stock, shares, other types of equity-based awards (subject to shareholder approval if such approval is required) and cash incentive awards, and such arrangements may be either generally applicable or applicable only in specific cases.

(h) No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained as a director, officer, employee or consultant of or to the Company or any Affiliate, nor shall it be construed as giving a Participant any rights to continued service on the Board. Further, the Company or an Affiliate may at any time dismiss a Participant from employment or discontinue any directorship or consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

(i) No Rights as Shareholder. No Participant or holder or beneficiary of any Award shall have any rights as a shareholder with respect to any Shares to be distributed under the Plan until he or she has become the holder of such Shares. In connection with each grant of Restricted Shares, except as provided in the applicable Award Agreement, the Participant shall be entitled to the rights of a shareholder (including the right to vote) in respect of such Restricted Shares. Except as otherwise provided in Section 4(c), Section 7(c) or the

A-12	Benchmark Electronics, Inc. • 2019 Proxy Statement

2019 OMNIBUS INCENTIVE COMPENSATION PLAN

applicable Award Agreement, no adjustments shall be made for dividends or distributions on (whether ordinary or extraordinary, and whether in cash, Shares, other securities or other property), or other events relating to, Shares subject to an Award for which the record date is prior to the date such Shares are delivered.

(j) Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Texas, without giving effect to the conflict of laws provisions thereof.

(k) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(l) Other Laws; Restrictions on Transfer of Shares. The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole and plenary discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary. Without limiting the generality of the foregoing, no Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee in its sole and plenary discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. Federal and any other applicable securities laws.

(m) International Participants. With respect to Participants who reside or work outside of the U.S., the Committee may, in its sole discretion, amend the terms of the Plan and create or amend sub-plans or amend outstanding Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant or the Company and any of its Subsidiaries.

(n) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate, on one hand, and a Participant or any other Person, on the other. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or such Affiliate.

(o) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(p) Requirement of Consent and Notification of Election Under Section 83(b) of the Code or Similar Provision. No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Section 83(b) of the Code) or under a similar provision of law may be made unless expressly permitted by the terms of the applicable Award Agreement or by action of the Committee in writing prior to the making of such election. If an Award recipient, in connection with the acquisition of Shares under the Plan or otherwise, is expressly permitted under the terms of the applicable Award Agreement or by such Committee action to make such an election and the Participant makes the election, the Participant shall notify the Committee of such election within ten days of filing notice of the election with the IRS or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code or any other applicable provision.

(q) Requirement of Notification Upon Disqualifying Disposition Under Section 421(b) of the Code. If any Participant shall make any disposition of Shares delivered pursuant to the exercise of an Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions) or any successor provision of the Code, such Participant shall notify the Company of such disposition within ten days of such disposition.

(r) Clawback/Repayment. All Awards shall be subject to reduction, cancelation, forfeiture, or recoupment to the extent necessary to comply with (i) any clawback, forfeiture, or other similar policy adopted by the Board or the Committee and as in effect from time to time, and (ii) applicable law. Further, to the extent that the Participant receives any amount in excess of the amount that the Participant should otherwise have received under the terms of the Award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations, or other administrative error), the Company may require the Participant to repay any such excess amount to the Company.

Benchmark Electronics, Inc. • 2019 Proxy Statement	A-13

2019 OMNIBUS INCENTIVE COMPENSATION PLAN

(s) Headings and Construction. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof. Whenever the words “include”, “includes” or “including” are used in the Plan, they shall be deemed to be followed by the words “but not limited to”.

SECTION 10. Term of the Plan. (a) Effective Date. The Plan shall be effective as of the date of its approval by the Company’s shareholders (the “Effective Date”).

(b) Expiration Date. No Award shall be granted under the Plan after the tenth anniversary of the Effective Date. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted hereunder, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award or to waive any conditions or rights under any such Award, shall nevertheless continue thereafter.

A-14	Benchmark Electronics, Inc. • 2019 Proxy Statement

BENCHMARK ELECTIWNICS, INC. ATTN: Stephen Beaver 56 South Rockford Drive Tempe, AZ 85281 VOTE BY INTERNET- www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 1159 PM.ET on 05114/2019 for shares held directly and by 11:59 P.M.ET on 05/1212019 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by the Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE -1-300-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11 59 PM.ET on 05114/2019 for shares held directly and by 11:59 P.M.ET on 0511212019 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: THIS    PROXY CARD IS VALID ONLY WHEN SIGNED    AND DATED.     DETACH AND RETURN THIS PORTION ONLY KEEP THIS PORTION FOR YOUR RECORDS For    Withhold    For All All All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends that you vote FOR the following: 1.    Election of Directors                Nominees 01    Bruce A. Carlson 06    Merilee Raines    02    Douglas G. Duncan 07    David W. Scheible    03    Robert    K. Gifford 08    Jeffrey w. Benck    04    Kenneth T. Lamneck 05    Jeffrey S. McCreary                The Board of Directors recommends you vote FOR proposals 2, 3 and 4. 2    Approve the compensation of the Company’s named executive officers. 3 Ratify the appointment of KPMG LLP as independent registered public accounting firm. 4    Approve adoption of the Benchmark Electronics, Inc. 2019 Omnibus Incentive Compensation Plan. NOTE: Such other business as may properly come before the meeting or any adjournment thereof.                Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.    ForAgainst    Abstain 000 000 000                Signature [PLEASE SIGN WITHIN BOX) Date    Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxvote.com    BENCHMARK ELECTRONICS, INC. Annual Meeting of Shareholders May 15, 2019 8:00 AM This proxy is solicited by the Board of Directors    The 2019 Annual Meeting of Shareholders of Benchmark Electronics, Inc. (the “Company”) will be held at the Company’s headquarters located at 56 South Rockford Drive, Tempe, Arizona 85281. The undersigned hereby acknowledges receipt of the related Notice and Proxy Statement dated April 2, 2019, accompanying this proxy.    The undersigned hereby appoints Jeffrey W. Benck, Roop K. Lakkaraju, Stephen J. Beaver, and each of them, attorneys and agents, with full power of substitution, to vote as proxy all common shares, par value $0.10 per share, of the Company owned of record by the undersigned and otherwise act on behalf of the undersigned at the 2019 Annual Meeting of Shareholders and any adjournment thereof in accordance with the directions set forth herein and with discretionary authority with respect to such other matters, not known or determined at the time of the solicitation of this proxy, as may property come before such meeting or any adjournment thereof. This proxy is solicited by the Board of Directors and will be voted in accordance with the undersigned’s directions set forth herein. IF NO DIRECTION IS MADE, THIS PROXY W LL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR D RECTOR NAMED HEREIN TO SERVE ON THE BOARD OF DIRECTORS UNTIL THE 2020 ANNUAL MEETING OF SHAREHOLDERS AND UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED. FOR THE RESOLUTION APPROVING THE NAMED EXECUTIVE OFFICER COMPENSATION FOR 2018 AS DISCLOSED IN THE ACCOMPANYING PROXY STATEMENT. FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2019, AND FOR THE ADOPTION OF THE 2019 OMNIBUS INCENTIVE COMPENSATION PLAN.                Continued and to be signed on reverse side